SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
Enact Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2023 Annual Meeting and Proxy Statement

Enact®

Who We Are
Enact, through its subsidiaries, is a leading U.S. private mortgage insurance provider offering borrower-centric products that enable lenders and other partners across the U.S. to help people responsibly achieve and maintain the dream of homeownership. We take pride in our culture where employees are respected, heard, and empowered to do their best work. We enjoy working hard, learning as a team and celebrating our successes. Enact is headquartered in Raleigh, North Carolina.
What We Do
Building on a deep understanding of lenders’ businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there.
Why We Do It
At Enact, we live our values of Excellence, Improvement, and Connection in all that we do. Our mission to help people get into and stay in their homes has a positive impact on our world and inspires us to go the extra mile. We look at the bigger picture, always considering our customers’ processes and their borrowers’ experience. By empowering customers and their borrowers, we seek to positively impact the lives of those in the communities in which we serve in a sustainable way.

Letter from Dom and Rohit

Dominic J. Addesso
Independent
Chairperson of the Board
Rohit Gupta
President and Chief
Executive Officer

As we move forward, we will continue to be prepared for a variety of economic scenarios in our business. We will continue to execute diligently against our plans to further build a resilient portfolio, strengthen our financial position, and maximize long-term shareholder value.

March 28, 2023
Dear Stockholder,
You are invited to attend the 2023 Annual Meeting of Stockholders of Enact Holdings, Inc. (“Enact”) to be held virtually at 11:00am Eastern Time on Friday, May 12, 2023.
The Annual Meeting will include voting on the matters set forth in the accompanying Notice of 2023 Annual Meeting of Stockholders and Proxy Statement, and discussion and/or voting on any other business matters properly brought before the meeting.
Whether or not you plan to attend the 2023 Annual Meeting of Stockholders, you can ensure that your shares are represented at the meeting by promptly submitting your proxy by telephone, Internet or by completing, signing, dating, and returning your proxy card or voting instruction form.
Continued strong performance
We are very pleased with Enact’s strong operating results in 2022, especially as the economy continued to recover from the COVID-19 pandemic and the housing market absorbed rising interest rates. Enact delivered net income of $704 million (adjusted operating income of $708 million) and Return on Equity of 17.2% for the full year. We generated a large new insurance written book, and our insurance-in-force grew 10% year-over-year reaching an all-time high of $248 billion. Given the strength of the U.S. consumer, ever-to-date home price appreciation and our loss mitigation efforts, we delivered a loss ratio of negative 10%. Additionally, in the fourth quarter of 2022, we reported total equity of $4.1 billion, a consolidated risk to capital ratio of 12.8:1, and our PMIERs sufficiency was 165% or $2.05 billion above the Private Mortgage Insurer Eligibility Requirements (“PMIERs”) requirements.
Continued progress against our strategy
2022 was a complex and dynamic year for the housing and mortgage markets. In addition to the Federal Reserve’s actions and cascading impact on mortgage rates, we continued to operate in an environment with several factors in play, including but not limited to broader inflation for consumers, tight housing supply, the continued impact of the Great Resignation, and a hybrid workforce.
Following our IPO in September 2021, our flagship operating subsidiary received upgrades to its credit ratings from Fitch, Moody’s, and S&P. Enact received a second ratings upgrade from Moody’s in 2022, and 2023 is off to a good start with additional upgrades from S&P and Moody’s. Improved credit ratings make us a stronger counterparty for our customers and the Government Sponsored Entities (“GSEs”) and create greater opportunity for us to pursue new business opportunities. 2022 also saw the initiation of a quarterly dividend, the declaration and payment of our second special cash dividend (of $183 million, or $1.12 per common share), the announcement of our first share repurchase program, and entry into Enact’s first revolving credit facility.

Thank you to Enact employees
2022 has been another successful year for Enact, but it would not have been possible without the outstanding efforts of our employees. Through their agility, dedication, and willingness to support each other and provide excellent service to our customers, we were able to successfully navigate our first full year as a publicly traded company. Please join us in extending our sincerest thanks to each of them for their focus and commitment to getting people into homes and helping them stay there.
As we move forward, we continue to prepare for a variety of economic scenarios in our business. We will also continue to execute diligently against our plans to further build a resilient portfolio, strengthen our financial position and maximize long-term stockholder value. We look forward to keeping you updated on our progress and thank you for your investment in and support of Enact.

Cordially,

Dominic Addesso Chairperson of the Board	Rohit Gupta President, Chief Executive Officer & Director

2023 PROXY STATEMENT	1

Notice of 2023 Annual Meeting of Stockholders

Voting Items				Logistics
Proposals		Board Vote Recommendation	For Further Details

Date and Time
Friday, May 12, 2023,
at 11:00 a.m. ET
Location
www.virtualshareholder
meeting.com/ACT2023
Who Can Vote
Stockholders of record at the close of business on March 14, 2023

How to Vote
Internet
www.proxyvote.com
Telephone
1-800-579-1639
E-mail
sendmaterial@ proxyvote.com
Mail
You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

1	Election of Eleven Director Nominees Named in this Proxy Statement	FOR all nominees	Page 14

2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	Page 38

3	Ratification of Selection of Independent Registered Public Accounting Firm for 2023	FOR	Page 63

Stockholders will also discuss and vote on such other business as may properly be presented at the 2023 Annual Meeting of Stockholders.
In accordance with the U.S. Securities and Exchange Commission rule, we are furnishing this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2022 (“2022 Annual Report”) to many of our stockholders solely over the Internet. We believe posting these materials on the Internet enables us to provide stockholders with the information more quickly. In addition, it lowers the cost of printing and reduces the environmental impact of our 2023 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials sent to our stockholders explains how to access the proxy materials online, vote online, and, if desired, obtain a paper copy of our proxy materials.
We encourage you to participate in the 2023 Annual Meeting of Stockholders. You may vote by telephone, through the Internet, or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank, or other nominee). Each share of common stock issued and outstanding as of the record date is entitled to one vote on each matter to be voted upon at our 2023 Annual Meeting of Stockholders. Your vote is important and we encourage you to vote.
This Notice, the Proxy Statement, our 2022 Annual Report, and proxy card are being made available or mailed to stockholders on or about March 28, 2023.
Cordially,
Evan S. Stolove
Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders to be Held on May 12, 2023.
Enact’s Notice of 2023 Annual Meeting of Stockholders, Proxy Statement, and 2022 Annual Report are Available, Free of Charge, at: www.proxyvote.com.

2	ENACT

Certain statements in this proxy statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this report. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including the risks and uncertainties set forth in our 2022 Annual Report for the year ended December 31, 2022. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. In addition, our environmental, social and governance (“ESG”) goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that they will be met. The information included in, and any issues identified as material for purposes of, our forthcoming sustainability report shall not be considered material for Securities and Exchange Commission (“SEC”) reporting purposes. As such, in the context of our sustainability report, the term “material” is distinct from, and should not be confused with, such term as defined for SEC reporting purposes. Finally, websites provided throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this Proxy Statement and is not incorporated herein by reference.

2023 PROXY STATEMENT	3

Enact Business Overview

Enact Holdings, Inc. (the “Corporation,” “Enact,” “we,” “our” and “us”), through our operating subsidiaries, is a leading private mortgage insurance provider serving the United States housing finance market with a mission to help people buy a house and keep it their home. We operate in all 50 states and the District of Columbia, have long-tenured customer relationships with mortgage lenders, and are focused on underwriting excellence and prudent risk and capital management practices. We believe our operating and technological capabilities ensure a superior customer experience and drive new business volume at attractive risk-adjusted returns. For the full year ended December 31, 2022, we generated new insurance written (“NIW”) of $66 billion and our 2022 market share was approximately 16%. As previously stated, our mission is to help those who might otherwise not be able to achieve the dream of homeownership, and in 2022, we helped approximately 192,000 families achieve homeownership and create a path to building wealth.
Our 2022 strategic priorities were to 1) Maintain and prudently manage capital and credit risk; 2) Differentiate Enact from its competitors; and 3) Deliver attractive risk-adjusted returns.
While higher interest rates and COVID-19 continued to impact our business and financial results, we successfully executed on our 2022 priorities as follows:

Maintain and prudently manage capital and credit risk	Differentiate Enact from its competitors	Deliver attractive risk-adjusted returns

•As of December 31, 2022, maintained excess PMIERs capital of $2.0 billion, representing a PMIERs sufficiency ratio of 165% above PMIERs requirements.
• Completed three excess-of-loss reinsurance transactions with up to $745 million of loss coverage to manage our overall risk resulting in 89% of our risk in force (“RIF”) being covered by credit risk transfers.
• Received our second ratings upgrade from Moody’s since our IPO.

•Invested to increase differentiation, drive efficiencies and enhance decision-making including improved underwriting efficiency and deepened understanding of layered risks.
• Served over 1,800 active customers including all of the top 20 mortgage originators.
• Activated or increased our new business share with 80% of our target customers since our IPO.
• Insurance in force rose to a record $248 billion on $66 billion of NIW.

•Delivered a Return on Equity of 17.2% while new business pricing continued to yield attractive risk-adjusted returns and value for shareholders.
• Initiated a quarterly dividend and paid a special cash dividend returning $250 million to stockholders over the course of 2022.
• Initiated a $75 million share repurchase program.
• Secured a five-year $200 million revolving credit facility.

4	ENACT

Enact Business Overview
Sustainability Initiatives: Our ESG Commitment
Enact has a longstanding history of good corporate citizenship. We are proud of the role we play in the communities we serve and the processes we have put in place to facilitate a sustainable business. We have long been focused on Environmental, Social, and Governance (“ESG”) issues. They have been a key component of our values and are also increasingly integrated within our business strategy to enhance long-term value creation for our stakeholders. As such, we formed a diverse, cross-functional team to drive our ESG efforts, with oversight from our CEO and CFO, along with the Nominating and Corporate Governance Committee of the Board of Directors (“Board”). This team includes representatives from key functions across the organization, including investor relations, legal, human resources, risk, and operations. We bring a thoughtful and intentional approach to our ESG efforts, and we performed our first ESG-related materiality assessment this year to more formally determine the ESG issues most important to our stakeholders – including conversations with policyholders, consumers, employees and stockholders. We detailed this effort in our recently released ESG Roadmap which can be found on our website.
We provide a high-level summary of our ESG priorities below with more detailed information forthcoming in our inaugural ESG report. We have organized our ESG priorities into three “pillars” upon which we are building our ESG strategy, focusing on the areas most germane to our business:

Strengthening Our Communities

Enact is deeply engaged with the communities it serves by enabling more families to achieve the dream of sustainable homeownership and create wealth, while also delivering on our commitments to employee volunteerism, philanthropy, and environmental responsibility. We believe our mission to help families buy—and stay in—homes has a positive impact on the communities we serve. This inspires us to go the extra mile. We look at the bigger picture, always considering our customers’ processes and their borrowers’ experiences. In this way, we seek to strengthen not just our customers’ business, but the neighborhoods where we live and which we serve.
Enabling Home Ownership
In 2022, our insurance products helped approximately 192,000 individuals and families either achieve the dream of homeownership or refinance a home. We also provided homeowners with access to Home Suite Home® coverage, a product designed to (1) help borrowers defray costs associated with owning a home, and (2) mitigate losses due to an unexpected financial event.
Our Homeowners Assistance group helped more than 19,600 individuals and families, particularly those financially impacted by COVID-19, to avoid foreclosure and remain in their homes. Further, we delegated all nationwide COVID-19 loss mitigation programs to servicers to enable assistance to families in need more quickly.
To assist first time home buyers, we provided First-Time Homebuyer materials to help lenders effectively educate these buyers on the purchase process and the demands of homeownership.
Volunteerism
Employee volunteerism is deeply embedded in our corporate culture. Enact provides every employee up to 40 hours of paid time off annually to volunteer in their community. Over half of our employees took advantage of volunteer time off in 2022, contributing thousands of hours of their time to build bookshelves, tables, and chairs for The Green Chair Project, raised funds hosting a 5K run for Note in the Pocket, packaged meals with Rise Against Hunger, and fulfilled our Adopt-a-Shoreline commitment at Jordan Lake. Additionally, our Executive Leadership Team took on a special local project with Rebuilding Together of the Triangle to replace the windows on a house, ensuring its senior resident could stay safely in their home.
Managing Our Carbon Footprint Responsibly
Enact’s Raleigh-based headquarters building is Gold LEED certified and uses 30% less water than buildings of similar size. Our building also includes occupancy sensors in all offices and conference rooms and lighting timers for all common areas that collectively help reduce energy usage by 25%, and incorporates a Building Management System to optimize our HVAC system and reduce our CO2 output. In 2022, we transitioned to 100% LED lighting. We also provide preferential parking to fuel efficient vehicles, along with complementary electric vehicle charging stations in our parking deck.

2023 PROXY STATEMENT	5

Enact Business Overview

Driving Diversity and Inclusion & Supporting Our People

Enact recognizes that promoting diversity, equity, and inclusion is not only the right thing to do, but also vital to our continued success and growth. We believe that by encouraging and incorporating varied perspectives at every level of the organization in a supportive and inclusive environment, we may create products and services that are innovative and responsive to the diverse needs of customers and prospective homeowners. In 2022, we were honored with awards recognizing our work in diversity, equity, and inclusion (“DEI”), including the Residential DEI Leadership Award by the Mortgage Bankers of America. We foster and benefit from an inclusive culture and aid our employees by:
Management Focusing on Diversity, Equity, and Inclusion
This year, Enact transitioned from six employee resource groups to one Diversity & Inclusion Council (“D&I Council”), a significant change aimed at increasing collaboration and people power to ensure all voices and communities are represented, seen, heard, and celebrated. The D&I Council is employee-led and championed by our General Counsel, Evan Stolove. Their goal is to share the culture and highlight the talents and contributions of diverse populations within Enact to foster a culture of diversity, equity, inclusion, and belonging, while promoting education, continuous improvement, and a commitment to enhance the communities we serve.
In partnership with Genworth Financial, Inc. (“Genworth”), employees receive a weekly newsletter featuring relevant DEI topics and trainings. Employees also participated in 20 different discussions and/or learning experiences related to DEI through company-facilitated trainings. In the community, Enact sponsored and participated in two DEI conferences through the Raleigh Chamber of Commerce.
Enact’s employee population is approximately 500 employees and is made up of 58% women, which has remained consistent over the last five years, and 25% people of color, which has grown from 18% over the last five years. In the last three years, Enact has significantly increased recruiting at Historically Black Colleges and Universities (HBCUs) for our internship and early career programs. Enact has built relationships with eight HBCUs (and counting). As of the end of 2022, 20% of our executive leadership team are women, and 20% are ethnic or racial minorities. With respect to our Board, 27% of our members are women, and 27% are racially or ethnically diverse. In addition, 80% of our Board committee chairpersons are women; and 20% are ethnically diverse. We are focused on representing diverse perspectives at the executive and Board levels and recognize that we have work to do in this important area.
Developing the Next Generation of Diverse Industry Leaders
We believe it’s critical for our industry to reflect the diverse communities we serve. For the second consecutive year, Enact facilitated the Mortgage Insurance Development Program (“MIDP”) to educate students at HBCUs on mortgage finance roles. We’re proud to have created awareness of the mortgage industry for over 65 students. We also significantly increased recruiting at HBCUs for our internship and early career programs.
We became the first mortgage insurer to partner with the LGBTQ+ Real Estate Alliance, with a goal of continuing to learn about the challenges the LGBTQ+ community faces in housing, driving acceptance through education, and serving as a resource for the Alliance in their mission.
In 2022, we also joined the HBCU Partnership Challenge, created by Congresswoman Alma Adams in 2017, to promote success among HBCU students by connecting with diversity-minded companies and creating opportunities for those companies to invest in HBCUs.

Human Capital Management
We are committed to helping families and employees become more financially secure, self-reliant, and prepared for the future. We take a holistic approach to human capital management, including attracting and retaining talent with comprehensive benefits and compensation packages, providing professional development and learning opportunities, facilitating access to dedicated resources that foster an equitable and inclusive environment, and encouraging a sincere commitment to community service and involvement. Of our employees, 46% work in our Raleigh, North Carolina office and the remaining 54% are in the field, predominantly working in sales and underwriting. None of our employees are subject to collective bargaining agreements.

6	ENACT

Enact Business Overview
Some of our key areas of focus include:
•Our compensation package, including salary, incentive bonus and long-term incentives, aligns employee and stockholder interests, as well as rewards our employees for serving all of our current and future customers.
•In addition to a competitive compensation program, we offer our employees benefits such as life and health insurance, paid time off, paid parental leave, childcare subsidies, retirement savings plans, financial planning services, an Employee Assistance Program (“EAP”), and a broad fitness reimbursement program to support physical and mental health.
•We offer a multitude of professional development and career enrichment courses, including in the areas of leadership, professional skills, and industry-specific matters, as well as a mentor program and an extensive training program for future senior leaders. We also offer tuition reimbursement benefits and student loan repayment options to aid career progression. We routinely assess talent, engage in deep succession planning at all levels of the organization, and provide feedback through a performance review process.
•Our employee-led Diversity & Inclusion Council helps to build an inclusive culture through company-wide events, participation in our recruitment efforts and by educating our employees on the experiences and perspectives of others. We continue to focus on building a pipeline of talent to create more opportunities for workplace diversity and to support greater representation within Enact. In addition to our internally focused efforts, we have a number of employee-led externally focused DEI initiatives.
•We champion civic engagement through paid volunteer time for employees, event sponsorship programs, employee-directed charitable gifts with a 100% company match, and through our commitment to environmental sustainability.
•We empower employees to share their unique perspectives by promoting initiatives that increase access to our Senior Leadership Team and fostering open-door policies. We value the voice of our employees and, in 2022, we initiated a three-year process with a best-in class third party to measure and enhance employee engagement.
•We celebrate our talent by showcasing employee achievements and expertise in industry publications, at events and conferences, and on social media. By amplifying their reach and ours, in 2022, 10 employees were recognized as award winners by external industry organizations, and Enact was recognized as an organization on three separate occasions.
Pandemic Response
•In March 2022, we safely reopened our office and welcomed employees back on a hybrid work schedule.
•We continued to provide unlimited time off for either illness (personal or family) or to address special circumstances arising from COVID-19 (childcare and virtual learning), and we provided a monthly stipend to employees for internet service.
•Additionally, we provided access to COVID-19 medical resources, including free telemedicine visits and testing, and mental health and wellness webinars through our EAP.

2023 PROXY STATEMENT	7

Enact Business Overview

Focusing on Responsible Business Practices & Corporate Governance

Enact focuses on underwriting excellence, prudent risk and capital management, data privacy and cybersecurity, and regulatory compliance—all overseen by a diverse, experienced, and predominantly independent Board.
Sustainability Governance
The Nominating and Corporate Governance Committee of Enact’s Board oversees ESG practices and periodically reviews our corporate social responsibility efforts. In 2022, we revised the Compensation Committee Charter to clarify that human capital, culture, and DEI initiatives fall under its scope. Oversight of our enterprise risk management practices has been delegated to the Board’s Risk Committee, while oversight of compliance with relevant legal and regulatory requirements has been delegated to the Board’s Risk and Audit Committees. These controls are foundational components of our sustainability platform.
See also the “Enact Corporate Governance” section later in this document.
The investment portfolios of our insurance subsidiaries are directed by the Enact Investment Committee, a management-level committee, with Genworth serving as the investment manager. The investments of our holding company, Enact Holdings, Inc., have been delegated to a third-party investment manager.
Our approach to managing investments is aligned with our fiduciary responsibility to strive to fulfill promises to our policyholders to be there when they need us most – a core tenet of our sustainability platform.
We have integrated ESG considerations into our overall investment strategy. Among other things, the Enact Investment Committee reviews ESG-related investment risks, governance, market developments and regulatory requirements to inform ultimate decisioning by the Enact Investment Committee. Enact holds more than $157 million of green, social, and sustainability-linked bonds.
Data Security
Enact utilizes a suite of information technology (“IT”) security controls that are fully functional whether work is performed within Enact facilities or from alternate locations, including from the homes of our employees. These IT security controls include, but are not limited to, “always on” Virtual Private Network (VPN) access, full-disk encryption, multi-factor authentication, screensaver timeouts, Data Loss Prevention (DLP), antivirus/anti-malware, personal firewalls, and routine patch management. These initiatives are augmented by monthly IT Security Awareness training.
For additional protection, we have instituted a Limited Access Protocol to Data, which ensures that only designated personnel with demonstrated business needs are able to access sensitive borrower information. As a further precaution, this access is closely monitored and reviewed at regular intervals. In addition, data is regularly deleted in compliance with our Data Retention Policies, to lessen the risk in the unlikely event of a data breach. Enact engages in annual cyber incident tabletop exercises to test our policies and procedures.
Our security controls are reviewed regularly both by internal and external parties, including commercial/ institutional customers, regulators, and penetration testers. In addition, our Risk Committee is responsible for overseeing cybersecurity risk and is regularly updated by Enact management.

8	ENACT

Proxy Summary

This summary highlights information for Enact and certain other information contained in this Proxy Statement for Enact’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

1	Election of Directors

The Board recommends a vote FOR all director nominees.

See page 14

Our Director Nominees
The table below sets forth information about our eleven director nominees, each of whom is an incumbent member of the Enact Board, including their ages, length of service on our Board and relevant experience. The Board has determined that eight of the eleven nominees are independent directors under the Nasdaq Stock Market, LLC (“Nasdaq”) Exchange listing requirements.

		Director Since	Other Public Company Boards	Committee Membership
Name and Primary Occupation	Age			A	C	N	R	ICC
Dominic J. Addesso* Former CEO of Everest Re Group, Ltd.	69	2021	0
Michael A. Bless Former CEO of Century Aluminum Company	57	2022	2
John D. Fisk Former CEO of FHLBanks Office of Finance	66	2021	1
Rohit Gupta President and CEO of Enact Holdings, Inc.	48	2021	0
Sheila Hooda CEO and President of Alpha Advisory Partners	65	2021	0
Thomas J. McInerney President and CEO of Genworth Financial, Inc.	66	2021	1
Robert P. Restrepo Jr. Former Chairman and President and CEO of State Auto Financial Corporation	72	2021	2
Debra W. Still President and CEO of Pulte Financial Services, Inc.	70	2021	1
Westley V. Thompson Former President and CEO of M Financial Group	69	2021	0
Jerome T. Upton EVP and CFO of Genworth Financial, Inc.	59	2023	0
Anne G. Waleski Former EVP and CFO of the Markel Corporation	56	2021	1

A	Audit	ICC	Independent Capital	R	Risk	Chairperson
C	Compensation	N	Nominating and Corporate Governance	*	Independent Chairperson of the Board	Member

2023 PROXY STATEMENT	9

Proxy Summary
Director Nominee Attributes

Independence	Age	Gender	Race/Ethnicity
73%	63.3 Years	27%	27%
Independent	average	Female	Diverse

Board of Directors Diversity Matrix

Board Diversity Matrix (As of March 28, 2023)
Board Size
Total Number of Directors	11
	Female	Male	Non-Binary	Did not Disclose Gender
Gender:
Directors	3	8	0	0
Demographic Background:
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Persons with Disabilities	0
Governance Highlights/Best Practices

Board Independence and Composition	Board Performance	Stockholder Rights	Policies, Programs and Guidelines

Three Board Committees are 100% independent and the rest are majority independent The Board and all Committees have Independent Chairpersons 4 of 5 Committees have Chairpersons that are gender diverse
  All 2022 Directors attended at least 75% of meetings held in 2022
  Independent Directors meet regularly in executive sessions without management or affiliated directors
  Annual Board and Committee self-evaluations were completed in 2022, and action plans developed
Annual election of all Directors Stockholders holding at least 50% of outstanding common stock have ability to call Special Meeting No Poison Pill
  Anti-Hedging and Anti-Pledging Policies for Directors and Named Executive Officers
  Directors, Executives, and Employees are subject to the Code of Ethics
  Insider Trading Policy
  Clawback Policy
  Related Person Transaction Policy
  Disclosure Policy (a/k/a Reg FD Policy)

10	ENACT

Proxy Summary
Board of Directors Skills Matrix
Our Board is composed of individuals with diverse experience in business and government in areas relevant to Enact. Each director was nominated on the basis of the unique set of qualifications and skills they bring to the Board, as well as how those qualifications and skills blend with those of the other directors on the Board. The blend of our directors’ diverse backgrounds ensures that issues facing the Corporation are examined and addressed with the benefit of a broad array of perspectives, experiences, and expertise.
Director Nominee Qualifications

Skills
President/CEO President or CEO of a public company, a significant operating business segment of a public company with its own P&L, or a privately held company with annual revenues in excess of $100M	8/11
Accounting/Financial An applicable degree (e.g., MBA, CPA) or significant experience with finance, financial reporting, financial statements and capital structures	9/11
Other Public Company Board Experience	11/11
Insurance/Re-Insurance Managerial or oversight experience within the insurance industry, with insurance transactions, or insurance regulatory or accounting regimes	10/11
Capital Markets/Investments Experience overseeing or executing capital market transactions and investment strategy	11/11

Risk Management
Managerial or oversight experience specific to risk, e.g., a senior leadership role in a risk organization or a company engaged in managing risk as a primary business line and/or public company board risk committee; operational or managerial oversight in the use of data analytics to manage risk
11/11

Government/Public Policy
Direct experience engaging with regulators, legislators; having a role within a trade or industry group directly involving public policy; or experience as a regulator or legislator
10/11

IT/Cybersecurity
Managerial or oversight experience over information technology or security, e.g., a senior leader with direct responsibility or significant experience managing IT or cybersecurity or the response to cyber-incidents; cybersecurity degree or certification from a widely-recognized/respected organization*; or significant public company board role with oversight for IT/cyber
6/11
Mortgage/Financial Services Managerial-level industry experience or public company board experience for a company within the industry	7/11
Marketing Operating experience with developing or executing on marketing plans including digital marketing	5/11
*Such organizations are determined by Enact’s chief information security officer and include, but are not limited to: ISC(2), SANS Institute, Infosec Institute, Comp TIA or IASACA.

2023 PROXY STATEMENT	11

Proxy Summary

2	Advisory Vote to Approve Named Executive Officer Compensation The Board recommends that stockholders vote FOR this proposal.

See page 38 \

Executive Compensation Highlights
Compensation Program Features
Enact’s compensation programs and policies in 2022 reflect Enact’s compensation philosophy and objectives and are more fully described below in the Compensation Discussion and Analysis section.
Our 2022 annual compensation program for our named executive officers (“NEOs”) generally consisted of the following key elements: base salary, annual incentive, and long-term incentive.
2022 CEO Target Compensation
2022 Average Other NEO Target Compensation
Funding Outcomes for Annual Incentive Program Metrics
The metrics shown below were used to determine performance for our 2022 Annual Incentive Program. The percentages shown reflect the ultimate funding rate as a percentage of target, where maximum funding for each metric was 200%. Please see the Annual Incentive section on page 42 for detailed information about these metrics and their targets, as well as each NEO’s scorecard and how these metrics factored into their 2022 annual incentive awards.
Funding Percentages of Financial Objectives

	Threshold (50%)	Target (100%)	Maximum (200%)

Adjusted Operating Income

Adjusted Return on Equity
Funding Percentages of Strategic Objectives

Areas of focus included operational excellence, risk and pricing management, and optimizing capital and liquidity.
Total Funding for Strategic Objectives	117%

12	ENACT

Proxy Summary

3	Ratification of Independent Registered Public Accounting Firm for 2023 The Board recommends that stockholders vote FOR this proposal.

See page 63

2023 PROXY STATEMENT	13

Enact Board of Directors

1	Election of Directors

Currently, eleven directors serve on our Board of Directors, the terms for whom all expire at the 2023 Annual Meeting. At the 2023 Annual Meeting, eleven directors- Mr. Addesso, Mr. Bless, Mr. Fisk, Mr. Gupta, Ms. Hooda, Mr. McInerney, Mr. Restrepo, Ms. Still, Mr. Thompson, Mr. Upton, and Ms. Waleski are to be elected to hold office until the 2024 Annual Meeting of Stockholders and until their successors have been duly elected and qualified or until the earlier of their resignation or removal in a manner provided for in Enact’s amended and restated certificate of incorporation and Amended and Restated Bylaws. Working through its Nominating and Corporate Governance Committee, our Board of Directors annually evaluates the optimal size for the Board and will continue to evaluate Board composition.
The eleven nominees for election at the 2023 Annual Meeting are listed on pages 15–20 with brief biographies, a list of their current committee memberships and descriptions of their qualifications and skills to serve as our directors. See the Board of Directors and Committees—Board Composition section below for a description of how our directors’ blend of backgrounds benefits Enact. The Board has determined that eight of the eleven nominees are independent directors under the Nasdaq listing requirements and our Governance Principles, which are discussed below in the Corporate Governance section.
All of the nominees named in this Proxy Statement have been nominated by our Board to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate as a substitute, the size of the Board may be decreased, or the Board may decide to leave a vacancy.

The Board of Directors recommends that stockholders vote FOR the election of Mr. Addesso, Mr. Bless, Mr. Fisk, Mr. Gupta, Ms. Hooda, Mr. McInerney, Mr. Restrepo, Ms. Still, Mr. Thompson, Mr. Upton, and Ms. Waleski.

14	ENACT

Enact Board of Directors
Nominees
Director Bios (Director skills icons are defined on Page 11)

Dominic J. Addesso Former CEO Everest Re Group, Ltd. Independent Director Board of Directors (Chairperson) Committee(s): Independent Capital Age: 69 Director Since: September 2021
Background
Dominic Addesso has served as a director of Amynta Ultimate Holdings LLC since June 2022, as the Non-Executive Chairman of BMS RE, a director of BMS Group Ltd since 2020, and as a director of Core Specialty Holdings, Inc. since December 2020. Mr. Addesso also serves in an executive advisory role with Madison Dearborn Partners. Prior to 2020 Mr. Addesso served in various leadership roles with Everest Re Group, Ltd. (NYSE: RE), a reinsurance and insurance provider, including as President and CEO from January 2014 to December 2019, previously serving as President, leading group operations from 2011 and as CFO from 2009 to 2011. He served on the Everest Board from 2012 and retired from that board in May 2020. Prior to joining Everest Mr. Addesso served as Senior Vice President, Financial Products and then later as President of US Treaty, and President of regional clients from November 1977 to May 2009 for Munich Re America. In addition, Mr. Addesso served in various roles with Selective Insurance Group, Inc. from 1978 to 1997, including as Chief Financial Officer from 1983 to 1993, and then as head of corporate underwriting, claims, and technology. Mr. Addesso began his career at KPMG where he also obtained his CPA designation. Mr. Addesso holds a B.A. in Accounting from the University of Notre Dame.

Qualification
Mr. Addesso has over 43 years of experience in insurance, re-insurance, and financial services, and coupled with his experience as a director of several private and public entities, Mr. Addesso provides the Board with great insight into insurance, financial and risk oversight matters.

Michael A. Bless Former CEO Century Aluminum Company Independent Director Committee(s): Independent Capital and Risk Age: 57 Director Since: March 2022
Background
Michael A. Bless previously served as President and CEO of Century Aluminum Company (Nasdaq: CENX), a US-based producer of primary aluminum from November 2011 to July 2021. Mr. Bless was a member of Century's Board of Directors from December 2012 to July 2021. Mr. Bless also served as Century's Executive Vice President and CFO from 2006 to November 2011. Prior to Century, Mr. Bless worked for the investment firm of M. Safra & Co., Inc. from 2005 to 2006. Mr. Bless also served as the CFO of Maxtor Corporation (NYSE: MXO) in 2004, and Rockwell Automation, Inc. (NYSE: ROK) from 2001 to 2004, holding several other leadership positions with Rockwell. Mr. Bless began his career as an investment banker with Dillon, Read & Co. Inc. from 1987 to 1997. He holds an A.B. degree in history from Princeton University.
Mr. Bless has served as a director and member of the audit committee of Piedmont Lithium, Inc. (Nasdaq: PLL) since January 2023. Mr. Bless also has served as an independent director of CNA Financial Corporation (NYSE: CNA), where he is chair of the Compensation Committee, since 2017. He served as an independent director of Simpson Manufacturing Company (NYSE: SSD) from 2017 to 2021.

Qualification
Mr. Bless brings a deep understanding of corporate finance to the Board, having spent over twenty years in financial roles, including serving as the CFO of three public companies and the Chief Executive Officer of Century Aluminum Company. He also has experience as a director of two public companies.

2023 PROXY STATEMENT	15

Enact Board of Directors

John D. Fisk Former CEO of FHLBanks Office of Finance Independent Director Committee(s): Independent Capital and Risk (Chairperson) Age: 66 Director Since: September 2021
Background
John D. Fisk has served as a director of AGNC Investment Corp. (Nasdaq: AGNC) since 2019. Mr. Fisk retired in March 2019 as the CEO of the FHLBanks Office of Finance, a division of the Federal Home Loan Banks that issues and services all debt securities for the regional Federal Home Loan Banks, supporting borrowings of $1 trillion. Mr. Fisk had previously served as the Deputy Managing Director and Chief Operating Officer of the FHLBanks Office of Finance from 2004 until 2007 when he became the CEO. Prior to joining the FHLBanks Office of Finance, Mr. Fisk was the Executive Vice President of Strategic Planning at MGIC Investment Corporation, one of the nation’s largest providers of mortgage insurance, from 2002 until 2004. Mr. Fisk holds an M.B.A. in Finance and Public Management from The Wharton School at the University of Pennsylvania and a B.A. from Yale University.

Qualification
Mr. Fisk has over 35 years of finance experience, specifically within the mortgage insurance and home lending spaces. His experiences there and as a director of a public company provide the Board with insight into real estate finance and public company operations.

Rohit Gupta President and CEO of Enact Holdings, Inc. Age: 48 Director Since: March 2013
Background
Rohit Gupta has served as our President and CEO since March 2013, as one of our directors since March 2013, and as Chairperson of our Board of Directors from July 2020 to September 2021. Mr. Gupta is also the current President and CEO for our primary insurance subsidiary, Enact Mortgage Insurance Corporation (“EMICO”), a role he assumed in May 2012. Mr. Gupta joined EMICO in 2003 and, prior to serving as our President and CEO, Mr. Gupta held roles of increasing responsibility, including serving as EMICO’s Chief Commercial Officer and Senior Vice President of Products, Intelligence, and Strategy. Prior to that, Mr. Gupta held both marketing director and senior product manager roles with GE Capital from 2000 to 2003. Mr. Gupta began his career with FedEx Corporation in Strategic Marketing, where he was responsible for competitive intelligence and market analysis supporting FedEx senior management. Mr. Gupta has served on the board of the Mortgage Bankers Association since October 2022, and he also serves on the board of the Housing Policy Executive Council. Mr. Gupta served on the board of the Mortgage Bankers Association Residential Board of Governors until October 2022. He also served as Chairperson and remains a board member of the U.S. Mortgage Insurers trade association and served on the board of Genworth MI Canada Inc. (TSX: MIC) from June 2016 to December 2019. Mr. Gupta received an undergraduate degree in Computer Science & Technology from Indian Institute of Technology and an M.B.A. in Finance from University of Illinois at Urbana Champaign.

Qualification
Mr. Gupta offers insight into our Corporation from his current role as the President and CEO for Enact and EMICO. He also brings extensive experience in the housing and insurance industries from his roles at Enact and the Housing Policy Executive Council and Mortgage Bankers Association.

16	ENACT

Enact Board of Directors

Sheila Hooda CEO and President of Alpha Advisory Partners Independent Director Committee(s): Nominating and Corporate Governance (Chairperson) and Audit Age: 65 Director Since: September 2021
Background
Sheila Hooda is the CEO and President of Alpha Advisory Partners, which she founded in 2013 and advises on strategy, turnaround and transformation, customer centricity and digital business models for companies in the financial and business services sectors. Prior to founding Alpha Advisory Partners in 2013, she served as the global head of strategy and business development in the Financial & Risk division, Investors segment at Thomson Reuters, and earlier as senior managing director in strategy, M&A and corporate development roles at TIAA. Ms. Hooda previously was managing director in the Global Investment Banking Division at Credit Suisse, and prior leadership roles include Bankers Trust, Andersen Consulting and McKinsey & Co. Ms. Hooda holds a B.S. in Mathematics from Savitribai Phule Pune University, a PGDM in management from Indian Institute of Management, Ahmedabad and an M.B.A. from the University of Chicago Booth School of Business.
Ms. Hooda served on the board of Mutual of Omaha Insurance Company from March 2016 to March 2023, where she was the chair of its risk committee and member of its compensation and evaluation committee and ScION Tech Growth I (Nasdaq: SCOA), from December 2020 to December 2022, where she was the chair of the audit committee, and ScION Tech Growth II (Nasdaq: SCOB) from February 2021 to February 2023, where she was the chair of the audit committee. She previously served on the board of Virtus Investment Partners (Nasdaq: VRTS) from 2016 to 2020, where she was a member of its audit and risk & finance committees, and served on the Board of Directors of ProSight Global, Inc. (NYSE: PROS) from 2019 to August 2021, where she was chair of the nominating & governance committee and a member of the audit committee and the human resources committee.

Qualification
Ms. Hooda brings deep experience in strategy, management and corporate development, and governance in the financial services sector, and has also served as a director of multiple entities.

Thomas J. McInerney President and CEO of Genworth Financial, Inc. Committee(s): Compensation Age: 66 Director Since: May 2021
Background
Thomas J. McInerney has served as our director since May 2021. Mr. McInerney has served as Genworth (NYSE: GNW) President and CEO and as a director of that company since January 2013. Before joining Genworth Financial, Inc., Mr. McInerney had served as a Senior Advisor to the Boston Consulting Group from June 2011 to December 2012, providing consulting and advisory services to leading insurance and financial services companies in the United States and Canada. From October 2009 to December 2010, Mr. McInerney was a member of ING Groep’s Management Board for Insurance, where he was the Chief Operating Officer of ING’s insurance and investment management business worldwide. Prior to that, he served in a variety of senior roles with ING Groep NV after serving in many leadership positions with Aetna, where he began his career as an insurance underwriter in June 1978. Mr. McInerney is also on the boards of the Virginia Learns, Reves International Center at the College of William and Mary, and VA Ready, where he serves as the Chair of the Board. Mr. McInerney is a member of the American Council of Life Insurers and serves, and has served, on its CEO Steering Committees and Board. Mr. McInerney received a B.A. in Economics with Honors from Colgate University and an M.B.A. from the Tuck School of Business at Dartmouth College.

Qualification
Mr. McInerney offers insight into our Corporation from his current role as the President and CEO and as a director of Genworth. He also brings extensive knowledge of the insurance and financial services industries gained through over 40 years of experience serving in significant leadership positions with Genworth, ING Groep NV, and Aetna.

2023 PROXY STATEMENT	17

Enact Board of Directors

Robert P. Restrepo Jr.
Former Chairman and President and CEO of State Auto Financial Corporation Services, Inc.
Independent Director
Committee(s):
Audit and Nominating and Corporate Governance
Age: 72
Director Since:
September 2021

Background
Robert P. Restrepo Jr. retired from State Auto Financial Corporation (Nasdaq: STFC) in 2015, having served as its Chairman from 2006 to December 2015 and as its President and CEO from 2006 to May 2015. Mr. Restrepo has over 40 years of insurance industry experience, having held executive roles at Main Street America Group, Hanover Insurance Group Inc. (formerly Allmerica Financial Corp), Travelers, and Aetna. Mr. Restrepo has served as a director of RLI Corp., a property and casualty insurance company, since July 2016. He also previously served as a director of Majesco, Inc. (Nasdaq: MJCO), a provider of insurance software and consulting services, from August 2015 until September 2020. Mr. Restrepo also has served on the board of Genworth Financial, Inc. (NYSE: GNW), since 2016, where he is chair of its audit committee and member of the management development and compensation committee. Mr. Restrepo has served on the board of RLI Corp. (NYSE:RLI) since July 2016, where he is a member of the human capital & compensation committee and the strategy committee. Mr. Restrepo also currently serves on the board of The Larry H. Miller Group of Companies. Mr. Restrepo received a B.A. in English from Yale University.

Qualification
Mr. Restrepo offers over 40 years of experience managing and operating insurance companies and has expertise in corporate governance, acquisitions, risk, strategic planning, and leadership development.

Debra W. Still President and CEO of Pulte Financial Services Independent Director Committee(s): Compensation (Chairperson) and Independent Capital (Chairperson) Age: 70 Director Since: September 2021
Background
Debra W. Still has served as President and CEO of Pulte Financial Services since 2010, which includes the mortgage lending, title and insurance operations of PulteGroup, Inc., one of the nation’s largest homebuilders. In addition to Pulte Financial Services, Ms. Still is a member of the board of managers of Pulte Mortgage, LLC, a nationwide lender headquartered in Englewood, Colorado. Ms. Still also served as President of Pulte Mortgage, LLC, from July 2004 until April 2020. Ms. Still served as the 2013 Chairperson of the Mortgage Bankers Association and is currently a member of the association’s Board of Directors. Ms. Still began her career with Pulte Mortgage, LLC in 1983 where she served in various executive capacities, including Chief Operating Officer, prior to being named President in 2004. Debra Still is the Chairman of the MBA Opens Doors Foundation. Opens Doors provides rent and mortgage assistance to help to keep families with critically ill or injured children in their homes while their child is in treatment. Ms. Still is a graduate of Ithaca College, Ithaca, N.Y., with a B.S. degree and has completed graduate work in Finance at George Washington University.
Ms. Still has served on the Board of Directors of Chimera Investment Corporation (NYSE: CIM) since March 2018, where she is a member of the compensation committee and is chair of the nominating and corporate governance committee.

Qualification
Ms. Still has extensive experience in the mortgage industry, having served in various capacities with Pulte Mortgage, LLC since 1983, including serving as President from 2004-2020. Ms. Still brings deep financial and management experience to the Board.

18	ENACT

Enact Board of Directors

Westley V. Thompson Former President and CEO of M Financial Group Independent Director Committee(s): Compensation Age: 69 Director Since: September 2021
Background
Westley V. Thompson retired as President and CEO of M Financial Group, a life insurance company, and as a member of the M Financial Holdings Incorporated Board of Directors where he served in this capacity since 2017. Prior to joining M Financial Group, Mr. Thompson served as CEO of Emerge.me, LLC, an insurtech company that he founded in 2015. In addition, Mr. Thompson served on the board of Majesco, Inc. (Nasdaq: MJCO) from September 2016 until April 2018. From October 2008 until April 2014, Mr. Thompson served as President of Sun Life Financial U.S. Prior to joining Sun Life, Mr. Thompson held executive roles at Lincoln Financial Group from January 1998 to September 2008 and at CIGNA Individual Insurance from April 1994 to December 1997.
Mr. Thompson holds a B.A. from Brown University.

Qualification
Mr. Thompson has extensive experience in the finance and insurance industries and has served on the boards of both private and public companies. Mr. Thompson brings insurance technology and finance insight to the Board.

Jerome T. Upton Executive Vice President and CFO of Genworth Financial, Inc. Committee(s): Risk Age: 59 Director Since: March 2023
Background
Jerome T. Upton is the Executive Vice President and Chief Financial Officer for Genworth (NYSE: GNW). From April 2022 through February of 2023, Mr. Upton served as the Senior Vice President, Deputy Chief Financial Officer, and Controller (Principal Accounting Officer) for Genworth. From June 2010 to April 2022, Mr. Upton served as a Vice President of Genworth (during which time he also served as Deputy CFO from August 2020 to April 2022, as interim CFO of Genworth’s U.S. Life Insurance segment from August 2019 to August 2020, as the Chief Financial and Operations Officer of Genworth’s Global Mortgage Insurance businesses from May 2012 to August 2019, and Senior Vice President and Chief Operating Officer of the international mortgage insurance businesses of Genworth from June 2010 to May 2012). Prior to joining Genworth’s predecessor in 1998, Mr. Upton was with KPMG Peat Marwick, where he served in accounting positions of increasing authority before attaining the position of Senior Manager – Insurance. Prior to KPMG, Mr. Upton was the Controller and Director of Financial Reporting for Century American Insurance Company and obtained the status of Certified Public Accountant. Mr. Upton received a Bachelor of Science Degree in Accounting from the University of North Carolina at Pembroke. Mr. Upton served as a director of Genworth Mortgage Australia Limited (ASX: GMA) from February 2012 until September 2020, and as a director of Genworth MI Canada Inc. (TSX: MIC) from May 2014 until December 2019.

Qualification
Mr. Upton brings insight to the Corporation through his role as the Executive Vice President and Chief Financial Officer of Genworth, and having served in multiple capacities, including as the CFO and Operations Officer for Genworth’s Global Mortgage Insurance business. Mr. Upton has over thirty years of extensive experience in insurance.

2023 PROXY STATEMENT	19

Enact Board of Directors

Anne G. Waleski
Former CFO and Executive Vice President of the Markel Corporation
Independent Director
Committee(s):
Audit
(Chairperson), Nominating and Corporate Governance
Age: 56
Director Since: September 2021

Background
Anne G. Waleski previously served as Executive Vice President of Markel Corporation, a global holding company for insurance, reinsurance, and investment operations around the world, from 2018 until June 2019. Ms. Waleski served as CFO and Executive Vice President of Markel Corporation from 2010 until 2018, Treasurer of Markel from 2003 to 2010, and held various other finance positions at Markel Corporation from 1993 to 2003. Ms. Waleski holds a bachelor’s degree in Economics from The College of William & Mary and has an M.B.A. from the University of Richmond.
Ms. Waleski has served on the Board of Directors of Tredegar Corporation (NYSE: TG) since 2018, where she is a member of the audit committee and the executive compensation committee, Liberty Mutual Insurance since November 2021, Mutual Assurance Society of VA from May 2020 to November 2021 where she was a member of the audit committee, and ProSight Global, Inc. (NYSE: PROS) from June 2020 to August 2021, where she was a member of the audit committee.

Qualification
Ms. Waleski brings 28 years of experience in finance, insurance and investment to the Board, as well as experience serving as a public company director. Ms. Waleski brings audit and investment insight to the Board.

20	ENACT

Enact Board of Directors
How We Select Our Directors
Our Nominating and Corporate Governance Committee recommends candidates for election to the Board, then the Board nominates the director candidates and makes recommendations to our stockholders. The Nominating and Corporate Governance Committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Enact Holdings, Inc., 8325 Six Forks Rd. Raleigh, NC 27615. Any stockholder recommendations for director are evaluated in the same manner as other candidates considered by the Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee believes all director nominees should meet certain qualifications and possess certain qualities, experience, or skills that would assist the Board in overseeing our operations and developing and pursuing its strategic objectives. The Nominating and Corporate Governance Committee believes each director nominee should at a minimum:
•possess the highest personal and professional ethics, integrity, and values;
•be committed to representing the long-term interests of all of our stockholders;
•have an inquisitive and objective perspective, practical wisdom, and mature judgment;
•bring a distinct skill set to the Board and the Corporation when viewed alone and in combination with other directors;
•be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively; and
•be committed to serve on the Board for an extended period of time.
We endeavor to have a board representing diverse experience at policymaking levels in business and government, and in areas that are relevant to Enact’s business. The Nominating and Corporate Governance Committee considers diversity attributes when evaluating potential director nominees. The Board has adopted a policy relative to its commitment to Board diversity, which states the qualifications, attributes, and skills desired and is set forth in Section 3 of Enact’s Governance Principles, which is available on our investor relations website. Specifically, the Board and the Nominating and Corporate Governance Committee actively seek to achieve a diversity of occupational and personal backgrounds, viewpoints, education, and skills on the Board, including diversity with respect to demographics such as gender, race, ethnicity, national origin, and age. The Nominating and Corporate Governance Committee considers all potential candidates and determines whether potential candidates meet our qualifications, attributes, and skills for directors. The Nominating and Corporate Governance Committee’s review of potential candidates is multi-faceted and typically includes engagement of a director search firm, due diligence performed internally and externally, a review of a completed candidate questionnaire, and interviews with members of the Nominating and Corporate Governance Committee and the Board Chairperson. Genworth also has certain nomination rights as described in greater detail below under “—Certain Relationships and Transactions—Relationship with Genworth—Master Agreement—Board Rights”
Board Composition
The number of authorized directors of our Corporation is influenced by the Amended and Restated Master Agreement executed with Genworth and Enact, dated March 20, 2023 (the “Master Agreement”) and fixed from time to time by a resolution adopted by our Board with Genworth’s consent. Currently, the size of our Board is set at eleven members. The Master Agreement also provides for certain director nomination rights as summarized below under “—Certain Relationships and Transactions—Relationship with Genworth—Master Agreement—Board Rights.” Each of Messrs. McInerney and Upton has been appointed to the Board in accordance with Genworth’s nomination rights under the Master Agreement.
Each director elected by the holders of our common stock at the 2023 Annual Meeting will serve until the 2024 Annual Meeting and until his or her successor is duly elected and qualified, or until the earlier of their resignation or removal in a manner provided for in the certificate of incorporation and our Bylaws, subject to the Master Agreement. The holders of our common stock do not have cumulative voting rights in the election of directors.
We believe our director nominees are a talented group of individuals with a variety of relevant qualifications, skill sets, and professional backgrounds, as reflected in their biographies beginning on page 15 and posted on our investor relations website. We believe our Board benefits significantly from this diversity of experience, as well as the racial/ethnic and gender diversity of its members.

2023 PROXY STATEMENT	21

Enact Board of Directors
Retirement and Resignation Policies
The Board does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be renominated annually until they reach the mandatory retirement age. Directors generally will not be nominated for re-election to the Board after their 76th birthday, although the Board may nominate candidates over 76 under special circumstances.
In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities and should be committed to serve on the Board for an extended period of time. Directors must offer to tender their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will then consider the matter and recommend to the Board the appropriate course of action.
Director Independence
Although we qualify as a “controlled company” under the Nasdaq Listing Rules due to Genworth indirectly owning more than a majority of the voting power for the election of directors, our Board currently consists of eleven directors, eight of whom are independent (as defined under Nasdaq Listing Rules). For a director to be independent, the Board must determine that the director has no relationship with Enact, its subsidiaries and/or Genworth, which would interfere with the exercise of independent judgment in carrying out director responsibilities. In making independence determinations, the Board considers all relevant facts and circumstances. The Board has determined that each of Mr. Addesso, Mr. Bless, Mr. Fisk, Ms. Hooda, Mr. Restrepo, Ms. Still, Mr. Thompson, and Ms. Waleski satisfies the Nasdaq’s independence requirements.
In addition to the independence requirements discussed above, members of the Audit Committee must satisfy additional heightened independence requirements established by the Securities and Exchange Commission (“SEC”) and Nasdaq. Specifically, they may not accept, directly or indirectly, consulting, advisory or other compensatory fee from Enact or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with Enact or any of its subsidiaries under applicable Nasdaq and SEC Rules. The Board has determined that all of the current members of the Audit Committee (Ms. Hooda, Mr. Restrepo, and Ms. Waleski) satisfy the relevant SEC and Nasdaq independence requirements.
Further, in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board has determined that it will avail itself of the exceptions provided to controlled companies under SEC and Nasdaq independence standards, as the Compensation Committee is currently composed of a majority of independent members and is not completely independent. Specifically, Ms. Still and Mr. Thompson qualify as independent members of the Compensation Committee, and
Mr. McInerney is not independent due to his position as President and CEO of Genworth. Due to the Compensation Committee not being completely independent, all grants of equity awards are referred by the Compensation Committee to the Board for approval, except where authority has been delegated to our CEO for small off-cycle grants.
Overboarding
Our Governance Principles provide that directors who serve as chief executive officers or in equivalent positions for other public companies should not serve on more than two other boards of public companies in addition to the Enact Board and other directors should not serve on more than four other boards of public companies in addition to the Enact Board.

22	ENACT

Enact Corporate Governance

Governance Principles
Our Governance Principles are published on Enact’s investor relations website, as are our other corporate governance materials, including the charters adopted by the Board for each of our standing committees. To view these materials, go to www.enactmi.com, select “Investors” and then select “Corporate Governance.” The Board regularly reviews corporate governance developments, trends, and may modify these principles, charters, and governing documents as warranted. Any modifications will be reflected in the documents on Enact’s website.
Board Oversight of Strategy
The business of Enact is conducted by its employees and officers, under the direction of its CEO and the oversight of the Board, to enhance the long-term value of Enact to its stockholders. The Board is elected by the stockholders of the Corporation to oversee management and to protect the long-term interests of the stockholders. Specifically, the Board reviews, monitors and, where appropriate, approves fundamental financial and business strategies and major corporate actions. The Board reviews and evaluates Enact’s strategy at each regularly scheduled meeting and frequently engages with management regarding the competitive landscape, regulatory environment, operational challenges and opportunities, and strategic alternatives to ensure Enact pursues and makes progress on its strategic plan.
Board Leadership Structure
Our Board of Directors emphasizes active participation and leadership by all of its members. Our Board determines who to appoint as its chairperson and CEO based on the knowledge and experience of the people then serving on our Board, and chooses the individuals whom it believes best meets the needs of our Corporation and our stockholders at that time. Our Board has determined that having Rohit Gupta serve as our CEO and a director and Dominic Addesso serve as our independent Chairperson of the Board is the appropriate leadership structure for our Corporation at this time.
As more fully set forth in our Governance Principles, available on our website (to view, go to www.enactmi.com, select “Investors,” then select “Corporate Governance” and then select “Governance Principles”), the independent Board Chairperson’s responsibilities and authority include:
•presiding at all meetings of the Board, stockholders, and non-management and independent directors;
•facilitating efficient Board operations through regular engagement with standing committees of the Board and individual directors;
•regularly communicating with the CEO to provide him or her with advice and counsel, serving as a liaison between the CEO and independent directors;
•consulting on meeting agendas;
•working with management to assure that meeting materials are fulfilling the needs of directors;
•consulting on the meeting calendar and meeting schedules to assure there is sufficient time to discuss all agenda items;
•periodically calling meetings of the independent directors, including at the request of such directors;
•working with the CEO to respond to stockholder inquiries involving the Board; and
•fulfilling other responsibilities as determined by the Board.

2023 PROXY STATEMENT	23

Enact Corporate Governance
Meetings of Independent Directors
A substantial majority of our current directors are independent (as determined in accordance with the Nasdaq Listing Rules) and our independent directors meet regularly in executive sessions without management present, as provided in our Governance Principles. Mr. Gupta, our CEO, is currently the only employee of the Corporation who serves on our Board. In addition, Mr. McInerney and Mr. Upton, are the CEO and CFO, respectively, of Genworth, and are not considered independent according to Nasdaq Listing Rules and our Governance Principles. Our Governance Principles provide that the independent Board Chairperson, currently Mr. Addesso, will preside at the meetings of the independent directors. The independent Board Chairperson, may periodically call meetings of the independent directors, including at the request of the independent directors.
Meeting Attendance
In 2022, our Board of Directors, including committee meetings, held 35 meetings in the aggregate including Committees. Each of our director nominees who served in 2022 attended more than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which they served as a director) and (2) the total number of meetings held by all committees of the Board on which they served (during the periods that they served). Eleven of our directors attended the 2022 Annual Stockholder Meeting, and as set forth in the Governance Principles, directors are expected to attend the 2023 Annual Meeting of Stockholders.
Board Responsibilities
Board Committees
The five standing committees of the Board are the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Independent Capital Committee, and Risk Committee. Our Board may also establish various other committees to assist it in carrying out its responsibilities.
The Board has established written charters for each of its five standing committees. Each Committee’s responsibilities are more fully set forth in its charter, which can be found in the corporate governance section of our website. To view, go to www.Enactmi.com, select “Investors,” then select “Corporate Governance,” then select the Committee, and finally select “Charter.”
The five standing committees of the Board are described below.

24	ENACT

Enact Corporate Governance

Audit Committee
The Board has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists solely of “independent” directors as defined by the applicable rules of Nasdaq and the SEC. In addition, the Board has determined that all three of the Audit Committee’s current members, Ms. Waleski, Ms. Hooda, and Mr. Restrepo, are “audit committee financial experts,” as defined by SEC rules.
The purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the Corporation’s financial statements, the Corporation’s compliance with relevant legal and regulatory requirements, the independence, and qualifications of the Corporation’s independent registered public accounting firm and the performance of the Corporation’s internal audit function and independent auditors.

Anne G. Waleski (Chairperson)
Principal Responsibilities
The Audit Committee’s responsibilities include:
•discussing with management and the independent auditor our annual and quarterly financial statements, earnings releases and financial information and earnings guidance provided to analysts and rating agencies;
•selecting our independent registered public accounting firm and approving the fees and terms of its engagement;
•discussing with management and our independent auditor any audit issues and management’s response;
•independently and/or in coordination with the Risk Committee, overseeing risks associated with financial accounting and reporting, including the system of internal control, which includes reviewing and discussing with management and our independent auditor the Corporation’s risk assessment process and management policies with respect to the Corporation’s major financial risk exposures and the procedures utilized by management to identify and mitigate the exposure to such risks;
•reviewing our financial reporting and accounting standards and principles;
•recommending the annual audited financial statements be included in the Annual Report on Form 10-K;
•overseeing the design and implementation of the internal audit function and results of audits;
•obtaining and reviewing formal written reports from the independent auditor regarding its internal quality-control procedures;
•reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct;
•preparing and publishing a committee report for inclusion in the proxy statement;
•establishing procedures for the hiring of employees or former employees of our independent registered public accounting firm;
•establishing procedures for the receipt, retention, and treatment of complaints on accounting, internal accounting controls, or auditing matters; and
•establishing policies and procedures for the review and approval of all proposed transactions with “Related Persons,” as that term is defined in the Corporation’s Related Person Transaction Policy.

Members Sheila Hooda Robert P. Restrepo Jr. Meetings in 2022: 10

The Audit Committee’s report appears on page 64 of this Proxy Statement.

2023 PROXY STATEMENT	25

Enact Corporate Governance

Compensation Committee
The principal purpose of the Compensation Committee is to carry out the Board’s overall responsibility relating to executive compensation, succession planning, and human capital management, including diversity, equity, and inclusion. The Compensation Committee’s Charter and the Corporation’s Governance Principles provide that each member of the Compensation Committee shall meet all applicable Nasdaq requirements for committee membership, except as required by the Master Agreement or any applicable exemptions, including with respect to “controlled companies” under Nasdaq rules. Furthermore, the Compensation Committee’s Charter states that at such time when the Corporation ceases to qualify as a “controlled company” under Nasdaq rules and following the applicable Nasdaq transition rules, members of the Compensation Committee shall also qualify as “non-employee directors” within the meaning of SEC Rule 16b-3. Until such time that all members of the Compensation Committee are “non-employee directors” within the meaning of SEC Rule 16b-3, all equity awards for officers and directors shall be approved by the full Board. Currently, the Corporation is taking advantage of the “controlled company” exemption and is, therefore, not required to have a fully independent Compensation Committee. Ms. Still and Mr. Thompson qualify as independent directors under the Nasdaq rules for purposes of serving on the Compensation Committee.

Debra W. Still (Chairperson)
Principal Responsibilities
The Compensation Committee’s responsibilities include:
•assisting the Board in developing and evaluating potential candidates for executive positions, including the CEO, and to oversee the development of executive succession plans;
•approving the peer group for the benchmarking of compensation;
•reviewing and approving on an annual basis the corporate goals and objectives with respect to the compensation of our CEO, evaluating our CEO’s performance in light of these goals and objectives, and setting our CEO’s compensation based on such evaluation;
•reviewing and approving on an annual basis the evaluation process and compensation structure for our other executive officers, including evaluating and setting the compensation for our executive officers;
•reviewing on an annual basis the form and amount of compensation of directors for service on the Board and committees;
•reviewing and approving our variable incentive compensation and other stock-based compensation plans;
•reviewing and approving or recommending to the Board employment and severance arrangements for executive officers;
•assessing the structure and composition of the leadership of the Corporation;
•reviewing and discussing our Compensation, Discussion, and Analysis, recommending to the Board its inclusion in our annual reports and proxy statements and publishing a committee report;
•assessing the results of the Corporation’s most recent advisory vote on executive compensation (“say on pay”) and recommending the frequency of future say on pay votes to the Board;
•overseeing risks relating to our compensation programs;
•retaining compensation consultants, and determining whether the work of any compensation consultant who had a role in determining or recommending the amount or form of executive or director compensation raised any conflict of interest; and
•overseeing the Corporation’s strategies and policies related to human capital management, including with respect to matters such as diversity, equity, and inclusion, workplace environment and culture, and talent development and retention.

Members Thomas J. McInerney Westley V. Thompson Meetings in 2022: 5

Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee’s report appears on page 48. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is also provided in the Compensation Discussion and Analysis section later in this document.

26	ENACT

Enact Corporate Governance

Nominating and Corporate Governance Committee
The principal purpose of the Nominating and Corporate Governance Committee is to assist the Board in identifying qualified individuals to become Board members, in determining the composition of the Board of Directors and its committees, in monitoring the process to assess Board effectiveness, overseeing the Corporation’s ESG practices, and in developing and implementing Enact’s Governance Principles. The Nominating and Corporate Governance Committee currently consists solely of “independent” directors as defined by the applicable rules of Nasdaq.

Sheila Hooda (Chairperson)
Principal Responsibilities
The Nominating Committee’s responsibilities include:
•leading the search for individuals qualified to become members of our Board;
•reviewing the Board’s committee structure and recommending committee members, subject to the Master Agreement;
•recommending to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships, subject to the Master Agreement;
•making recommendations to the Board concerning the size (subject to the Master Agreement), structure, composition, and responsibilities of the Board and committees, as well as the Board’s leadership structure;
•developing and annually reviewing the Governance Principles;
•overseeing the annual self-evaluations of the Board and its committees; and
•periodically reviewing the environmental, social, and governance practices of the Corporation, including related risks.

Members Anne G. Waleski Robert P. Restrepo Jr. Meetings in 2022: 4

2023 PROXY STATEMENT	27

Enact Corporate Governance

Independent Capital Committee
The purpose of the Independent Capital Committee is to provide independent oversight over certain capital actions and to address conditions imposed by, or otherwise agreed to with, the GSEs on us and our principal insurance company subsidiary, Enact Mortgage Insurance Corporation (“EMICO”), which were satisfied in early 2023. However, we will maintain an independent capital committee for so long as (i) Genworth (or its successor) owns 50% or more of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors and (ii) there are minority public stockholders in our capital structure. The Independent Capital Committee consists solely of “independent” directors as defined by the applicable rules of Nasdaq and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Debra W. Still (Chairperson)
Principal Responsibilities
The purpose of the Independent Capital Committee is to provide independent oversight of the Corporation’s following actions (collectively, the “Specified Actions”):
•debt or equity securities issuances into the capital markets and credit facility or similar debt financings by the Corporation or any of its subsidiaries;
•declaration by the Board of a dividend or any other distribution by the Corporation to its stockholders, including Genworth, in respect of, or repurchases by the Corporation of, its stock; and
•capital contributions by the Corporation to any of its subsidiaries other than EMICO.
The Independent Capital Committee reviews and approves or vetoes specific Specified Actions referred to the Independent Capital Committee by the Board, prior to final approval by the Board. Any Specified Action that the Independent Capital Committee vetoes, cannot be overturned by the Board.

Members Dominic J. Addesso John D. Fisk Michael A. Bless Meetings in 2022: 5

28	ENACT

Enact Corporate Governance

Risk Committee
The purpose of the Risk Committee is to assist the Board in its oversight of all areas relating to Enact’s enterprise risk management policies and risk appetite, including, but not limited to, the following major risk exposures: credit risks, market risks, insurance risks, housing risks, operational risks, model risks, information technology risks, investment risks, and any other risk that may pose a material threat to the viability of the Corporation. As stated in the Risk Committee Charter, the members of the Risk Committee shall meet Nasdaq standards for independence, once the Corporation is no longer considered a “controlled company” under the Nasdaq rules. Currently the majority of the directors on the Risk Committee are “independent” directors as defined by the applicable rules of Nasdaq.

John D. Fisk (Chairperson)
Principal Responsibilities
The Risk Committee’s responsibilities include:
•reviewing and recommending annually for Board approval (i) the Corporation’s enterprise risk management policies and (ii) the risk appetite of the Corporation, (iii) delegations of authority regarding deviations from risk appetite limits, and the implementation and maintenance of such policies, appetite, and delegations;
•receiving regular reports on the implementation and compliance with legal and regulatory requirements related to enterprise risk management;
•reviewing and overseeing the control, management, and mitigation processes relating to Enact’s enterprise risk management policies and risk appetite, including monitoring the Corporation’s risk culture and adherence to risk limits;
•reviewing Enact’s assessment and management of significant and emerging risks;
•reviewing and analyzing Enact’s major risk exposures, strategies, processes, and policies, with accompanying stress tests;
•reviewing and overseeing Enact’s internal risk function;
•periodically reviewing and overseeing the Corporation’s compliance program with respect to legal and regulatory requirements, including the Corporation’s code of conduct and policies and procedures to facilitate compliance;
•periodically reviewing and overseeing Enact’s information technology and information security systems, processes and policies;
•receiving reports regarding risks associated with litigation and investigations/regulatory matters involving the Corporation; and
•reviewing and discussing with management the Corporation’s overall investment portfolio and investment guidelines.

Members Michael A. Bless Jerome Upton Meetings in 2022: 4

2023 PROXY STATEMENT	29

Enact Corporate Governance
Board Oversight of Risk
While our Board recognizes that risk management is primarily the responsibility of Enact’s management, the Board plays a critical role in the oversight of risk. As a mortgage insurance company, the very nature of our business involves the underwriting, management, and assumption of risks on behalf of our customers. The Board believes it is an important part of its responsibilities to oversee the Corporation’s overall risk assessment processes and management thereof.

Board

•Our Board established the Risk Committee to be specifically responsible for overseeing Enact’s enterprise risk management policies and risk appetite.
•The Board also utilizes its other committees to oversee specific risks and receives regular reports from the committees on the areas of risk for which they have oversight.

Risk Committee	Other Committees

•The Risk Committee is responsible for overseeing Enact’s enterprise risk management policies and related risk profile, including but not limited to the following major risk exposures: credit risks, market risks, insurance risks, housing risks, operational risks, model risks, information technology/cybersecurity risks, and any other risk that may pose a material threat to the viability of Enact.
•In connection with reviewing and overseeing the control, management and mitigation processes relating to Enact’s enterprise management policies and risk appetite, the Risk Committee recommends annually for Board approval: (i) enterprise risk management policies; (ii) the risk appetite of the Corporation; and (iii) delegations of authority regarding deviations from risk appetite limits. The Risk Committee oversees the implementation and maintenance of such policies, appetite, and delegations of authority deviating from risk appetite limits.
•The majority of the members of the Risk Committee are independent, as discussed above, and Enact’s Chief Risk Officer and Chief Compliance Officer each also have a direct reporting obligation to the Risk Committee.

•The Audit Committee has responsibility for oversight of risks associated with financial accounting and reporting, including the Corporation’s system of internal controls and relationship with its external independent auditor.
•The Compensation Committee oversees the risks relating to compensation plans and programs, as well as management development and leadership succession.
•Our Nominating and Corporate Governance Committee is responsible for the oversight of some risks relating to ESG, director independence, and director qualifications.
•The Independent Capital Committee is responsible for the oversight of risks related to debt or equity issuances, declaration of dividends, and capital contributions by the Corporation to any of its subsidiaries, other than EMICO.

Code of Business Conduct and Ethics
All of our directors, officers, and employees must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in our Code of Ethics (“Code of Ethics”). If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairperson of the Board and the Corporation’s CEO. To view our Code of Ethics, go to www.enactmi.com, select “About Us”, select “Investors,” then select “Corporate Governance,” then select “Code of Ethics.” Section 13 of our Governance Principles, which are also available on our website, more fully addresses the application or our Code of Ethics by our directors. Under our Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer.

30	ENACT

Enact Corporate Governance
Certain Relationships and Transactions
Our Board has stated in its Governance Principles, that the Corporation shall not consummate any transactions with related persons, unless such transactions are reviewed and approved in accordance with the Related Person Transactions Policy, which states that Enact will not enter into a transaction with a “related person” except in circumstances where there is a verifiable Enact business interest supporting the transaction and the transaction otherwise meets Enact’s standards that apply to similar transactions with unaffiliated entities or persons. Our policy is in writing and states that a “related person” means any of our executive officers, directors, nominees for director, any persons known by us to beneficially own in excess of 5% of any class of our voting securities, any person who is an immediate family member of the foregoing and any firm, corporation, or other entity in which any of the foregoing persons is an executive officer, general partner, principal or in a similar position or in which such person is deemed to have a 10% or greater beneficial ownership interest. Our policy applies to all transactions with “related persons,” including any proposed material changes to previously approved transactions, other than: (1) transactions available to all employees generally; and (2) transactions involving the payment of compensation or the entry into compensatory agreements or arrangements that are approved by the Board or the Compensation Committee or paid pursuant to an agreement, plan, or arrangement approved by the Board or the Compensation Committee. The Board has delegated to the Audit Committee the responsibility of establishing policies and procedures for the review and approval of transactions with related persons.
Relationship with Genworth
We were an indirect wholly owned subsidiary of Genworth from 2004 until our IPO, during which time we have been part of Genworth’s consolidated business operations. Historically, Genworth and certain of its other subsidiaries have provided a variety of services to us, and we have provided a variety of services to Genworth and certain of its other subsidiaries and former subsidiaries. These arrangements are described below under “Other Related Party Transactions.”
Master Agreement
On September 15, 2021, we initially entered into the Master Agreement with Genworth, with subsequent amendments and restatements in January and March of 2023, that governs certain aspects of our continuing relationship with Genworth and includes certain customary stockholder rights of Genworth, as summarized immediately below.
Board Rights
Genworth has the right (but not the obligation) to designate the below number of persons as nominees to our Board of Directors:
•six persons, so long as Genworth beneficially owns more than 50% of our outstanding common stock;
•five persons, so long as Genworth beneficially owns 50% or less but 40% or more of our outstanding common stock;
•four persons, so long as Genworth beneficially owns less than 40% but 30% or more of our outstanding common stock;
•three persons, so long as Genworth beneficially owns less than 30% but 20% or more of our outstanding common stock; and
•two persons, so long as Genworth beneficially owns less than 20% but 10% or more of our outstanding common stock.
The Master Agreement also provides that:
•for so long as the Master Agreement shall remain in effect, in addition to the director nomination rights of Genworth described above, we and our Genworth have agreed to use best efforts to obtain the necessary approvals for the CEO to serve on the Board;
•until Genworth ceases to beneficially own less than 20% of our outstanding common stock, except as required by applicable law or Nasdaq listing standards, we may not, without the prior written consent of Genworth, take any action to change the size of our Board;
•for so long as Genworth beneficially owns more than 50% of our outstanding common stock, Genworth will also be entitled to designate at least two members to the Compensation Committee;
•for so long as Genworth beneficially owns more than 30% of our outstanding common stock, Genworth shall be entitled to designate at least one member to each of the other board committees other than the Independent Capital Committee;
•until Genworth ceases to beneficially own more than 30% of our outstanding common stock, except as required by applicable law or Nasdaq Listing Rules, we may not, without the prior written consent of Genworth, take any action to increase the size of any of our board committees;
•in the event that the size of any committee of our Board is increased with Genworth’s prior written approval, Genworth will have the right to designate a proportional number of additional directors to serve on such committee (rounded up to the nearest whole number); and
•for so long as Genworth beneficially owns 10% or more of our outstanding common stock, Genworth will also be entitled to designate one observer to attend any meetings of our Board.

2023 PROXY STATEMENT	31

Enact Corporate Governance
Approval Rights
For so long as Genworth beneficially owns more than 50% of our outstanding common stock, we are required to obtain the prior written consent of Genworth to take any of the following actions, whether directly or indirectly through a subsidiary, subject to limited exceptions:
•adopt any plan or proposal for a complete or partial liquidation, dissolution or winding up of us or any of our subsidiaries or commence any case, proceeding or action seeking relief under any existing or future laws relating to bankruptcy, insolvency, conservatorship or relief of debtors;
•repurchase any of our stock, reduce or reorganize our capital or the capital of any of our subsidiaries;
•issue new debt securities or incur indebtedness or guarantees;
•issue our common stock or other equity securities or securities convertible into or exercisable or exchangeable for our common stock or other equity securities, including any issuances or grants pursuant to any stock plan;
•enter into any merger, amalgamation, consolidation or similar transaction with a non-affiliate;
•acquire assets, securities or businesses involving consideration of $50 million or more (or book value of $100 million or more with respect to acquisitions effected through reinsurance transactions), other than transactions involving assets invested in our consolidated general account and approved in accordance with our established policies and procedures to monitor invested assets;
•dispose of assets, securities or businesses involving consideration of $50 million or more (or book value of $100 million or more with respect to dispositions effected through reinsurance transactions), other than transactions involving assets invested in our consolidated general account and approved in accordance with our established policies and procedures to monitor invested assets; and
•adopt or implement any stockholder rights plan or similar takeover defense measure; and
•dismiss or effect a change in our current independent registered public accounting firm or engage an independent registered public accounting firm for the Corporation that is different from the independent public accounting firm for Genworth.
For so long as Genworth beneficially owns at least 20% of our common stock, we are required to consult with Genworth with respect to the foregoing matters; however, Genworth will no longer have consent rights with respect to such matters other than as described above.
Non-Competition and Non-Solicitation
The Master Agreement contains non-competition and non-solicitation covenants that prohibit competition between us and our subsidiaries, on the one hand, and Genworth and its other subsidiaries, on the other hand, for employees and in certain businesses and geographic areas during the period beginning on the date of such agreement and ending on the date that is one year after the date on which Genworth ceases to beneficially own, directly or indirectly, more than 50% of our outstanding common stock (the “Restricted Period”).
The Master Agreement provides that we and our subsidiaries will not, during the Restricted Period, directly or indirectly, solicit employees or engage in any businesses of Genworth (other than the mortgage insurance business in the United States) (the “Genworth Covered Business”). The Master Agreement provides that Genworth and its other subsidiaries (for so long as they are subsidiaries of Genworth) will not, during the Restricted Period, directly or indirectly, engage in any business that directly or indirectly competes with our current businesses or our terminated, divested or discontinued businesses within the last two years which are or should be included as our historical operations (the “Corporation Covered Business”).
The foregoing non-competition and non-solicitation covenants are subject to exceptions in the case of certain transactions by us or Genworth and our respective subsidiaries that involve a de minimis business or another business activity so long as within two years after such a purchase or acquisition, we or Genworth or our respective subsidiaries sign a definitive agreement to dispose of the relevant portion of the business or securities of the acquired business or Corporation or, at the end of the two year period, the acquired business or Corporation complies with these non-competition and non-solicitation provisions.
Information Sharing
The Master Agreement also provides for other arrangements with respect to the mutual sharing of information between us and Genworth and its affiliates in order to comply with reporting, filing, audit, insurance regulatory or tax requirements, for use in judicial proceedings, and in order to comply with our respective obligations after the completion of the IPO. We and Genworth and its affiliates have also agreed to provide mutual access to historical business records.

32	ENACT

Enact Corporate Governance
Tax Matters
The Master Agreement provides that Genworth will compensate us for any reduction in the deferred tax attributes (or increase to deferred tax liabilities) of Enact Mortgage Holdings, LLC (“EMH”) and its subsidiaries (other than a reduction solely in the basis of stock of EMH) that may occur as a result of the application of the “unified loss rules” contained in Treas. Reg. Section 1.1502-36 to the IPO.
The Master Agreement also provides that, we will not take any action (or fail to take any action) that would cause us to no longer be a member of the entities filing a United States consolidated income tax return of which Genworth is the common parent (the “Genworth Consolidated Group”), or to no longer be subject to the Tax Allocation Agreement (described below), without Genworth’s prior written consent.
Registration Rights Agreement
On September 15, 2021, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Genworth, pursuant to which Genworth is able to require us to file one or more registration statements with the SEC covering the public resale of registrable securities beneficially owned by Genworth or to effect shelf takedown offerings. We are required to bear the registration expenses, other than the underwriting discount and transfer taxes, associated with any registration of stock pursuant to the Registration Rights Agreement. The Registration Rights Agreement includes customary indemnification provisions in favor of Genworth, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration. Genworth has piggyback registration rights, pursuant to which Genworth is entitled to participate in certain registrations or offerings we may undertake, subject to “cutback” in certain cases.
Shared Services Agreement
On August 4, 2021, we entered into a shared services agreement with Genworth (amended on February 24, 2023) (the “Shared Services Agreement”) in order to (i) provide to one another (and to certain of our respective affiliates or subsidiaries) administrative and support services and other assistance and (ii) ensure certain services received prior to the completion of the IPO will continue to be provided. The principal services that Genworth and certain of Genworth’s other subsidiaries provide to us include: information technology services and certain administrative services (such as finance, human resources, and employee benefit administration).
Service charges are generally calculated in a manner consistent with past practice, but are subject to annual caps on charges going forward as follows: $15 million in 2023; $12.5 million in 2024; and $10 million in 2025.
The Shared Services Agreement requires each party to perform services that meet a standard of care consistent with such party’s most recent past practices. Neither we nor Genworth or any of our respective affiliates or subsidiaries are or will be liable to each other in respect of the services either party provides, except in respect of a contractual claim for direct losses or where such liability arises from the provider party’s fraud, fraudulent misrepresentation, or willful misconduct, subject to certain specified exceptions and limitations.
Services will continue to be provided under the Shared Services Agreement until the last service provided under the Agreement is terminated or expires, or until 12 months after the date Genworth no longer holds a controlling interest in the Corporation. Specific services provided under the Shared Services Agreement may be terminated by either party for convenience with at least one hundred eighty (180) days’ prior written notice provided to the other party in accordance with the terms of the Shared Services Agreement.
Intellectual Property Cross License Agreement
On September 15, 2021, we entered into an Intellectual Property Cross License Agreement with Genworth (the “IP Cross License Agreement”) in order to provide to one another and certain of each of our affiliates or subsidiaries a non-exclusive, irrevocable, royalty-free, fully paid up, perpetual right and license of specified intellectual property (other than trademarks). The license is for specified purposes to assist each party in conducting its business following the IPO and it allows us, Genworth and certain of each of our affiliates or subsidiaries to: (i) enable employees, directors and officers to use and practice the licensed intellectual property rights for internal purposes, (ii) make, have made, use, sell, have sold, import and otherwise commercialize certain products and services and (iii) create certain improvements to such licensed intellectual property. Each party and its affiliates or subsidiaries have limitations on their ability to grant sublicenses. With respect to any third-party intellectual property licensed under the IP Cross License Agreement, we and Genworth have granted each other sublicenses that are subject to the terms and conditions of existing agreements between us and any applicable third party and Genworth and any applicable third party, and such sublicenses will not include rights in excess of those under such agreements.
The term of the IP Cross License Agreement is perpetual, but may be terminated upon mutual written agreement by the parties. In addition to the permitted assignments described in the Master Agreement, any party may assign the IP Cross License Agreement to any of its affiliates without any other party’s consent, but the assigning party will continue to be liable for the performance by the assignee.

2023 PROXY STATEMENT	33

Enact Corporate Governance
Transitional Trademark License Agreement
On September 15, 2021, we entered into a Transitional Trademark License Agreement (the “Trademark Agreement”) with Genworth and EMH pursuant to which Genworth and EMH will grant us and our affiliates a limited non-exclusive, non-transferable, royalty-free license to use certain specified trademark applications and registrations, names and brands (including trademarks, logos and domain names) of Genworth and EMH with limited rights to sublicense.
The Trademark Agreement, unless terminated earlier, is effective until two years following the date on which Genworth ceases to own more than 50% of our outstanding common stock; provided, that, with the consent of Genworth and EMH, we and our affiliates or subsidiaries, as applicable, may use certain licensed marks for a transition period of up to one year following such date to the extent required by applicable law.
The Trademark Agreement will automatically terminate with respect to us or our affiliates or subsidiaries, as applicable, upon notice to us by Genworth or EMH, in the event of (i) a merger or consolidation with an unrelated-third party, (ii) a sale of substantially all of the applicable party’s assets to an unrelated-third party or (iii) a change of control whereby an unrelated third party acquires 50% or more of the applicable party’s outstanding voting securities or the power to direct or cause the direction of management or policies.
The Trademark Agreement will also automatically terminate, without notice to us by Genworth or EMH, in the event that we or a permitted sublicensee makes a general assignment for the benefit of creditors, ceases operations or is liquidated or dissolved. The Trademark Agreement may also be terminated by Genworth or EMH if there is a material breach by us or a permitted sublicense, as applicable, that is uncured.
Investment Management Agreements
In 2022, the Enact Board delegated the oversight for Enact’s investments to newly formed, management-level committees. On May 3, 2022, the Enact subsidiaries, EMICO and Enact Mortgage Insurance Corporation of North Carolina, entered into investment management agreements with Genworth for the management of their investment portfolios. Under the terms of these investment management agreements, Enact is charged an investment management fee by Genworth. The total investment expenses paid to Genworth were $5.5 million and $5.2 million for the years ended December 31, 2022 and 2021, respectively. Separately, Enact Holdings, Inc. entered into an investment management agreement for its investments with an independent third party.
Other Related Person Transactions
Tax Allocation Agreement
On May 14, 2021, we entered into a Tax Allocation Agreement with Genworth. We currently join in the filing of a United States consolidated income tax return with the Genworth Consolidated Group and are party to a Tax Allocation Agreement between Genworth and certain of Genworth’s subsidiaries, which allocates the consolidated tax liability of the Genworth Consolidated Group among its members, including us, in addition to certain other matters. The tax allocation methodology is based on the separate return liabilities with offsets for losses and credits utilized to reduce the current consolidated tax liability of Genworth as allowed by applicable law and regulation. We settle intercompany tax balances quarterly after the filing of Genworth’s federal consolidated United States corporation income tax return.
If the taxable income, special deductions, or credits reported in the Genworth Consolidated Group income tax return for any taxable year or periods is changed or otherwise adjusted, payments required to be made under the Tax Allocation Agreement may be recalculated, and we could be required to pay material amounts to Genworth. However, Genworth will be responsible for any taxes for which we are jointly and severally liable solely by reason of filing a combined, consolidated or unitary return with Genworth.
In the event that Genworth were to hold less than 80% of our common stock by either voting power or value, we would cease to be a member of the Genworth Consolidated Group and may be required to make a payment to Genworth in respect of tax benefits for which we received credit under the Tax Allocation Agreement, but which had not been utilized by the Genworth Consolidated Group at such time. These tax benefits would be available to reduce our tax liabilities in periods after we leave the Genworth Consolidated Group, subject to any applicable limitation that may apply with respect to such period or tax benefit.
Compensation and Other Arrangements Concerning Employees
Prior to the completion of the IPO, our employees participated in certain benefit plans administered by Genworth and certain stock-based compensation plans that utilize Genworth’s common stock. Since the IPO, Enact has transitioned to its own compensation plans, including granting equity awards that relate to its own common stock, but these plans and other employee benefits are still administered by Genworth. See “Compensation Discussion and Analysis.”

34	ENACT

Enact Corporate Governance
Communication with the Board of Directors
The Board of Directors has established a process for stockholders and other interested persons to communicate directly with Enact and its directors, including independent directors and/or the independent Chairperson of the Board. Information regarding this process, including how to email or write our directors, may be found on our website. To view this process, go to www.enactmi.com, select “About Us”, select “Investors,” then select “IR Resources” and finally select “Contact IR.” Concerns relating to accounting, internal accounting controls, and auditing matters may also be submitted confidentially and anonymously through the methods specified on our website. To view this process, go to www.enactmi.com, select “About Us”, select “Investors,” then select “Corporate Governance” and finally select “Contact the Audit Committee.” You may direct your communications to our directors as a group or individually, or to any committee of the Board. The Corporate Secretary or Enact’s ombudsperson monitor, review, and sort all written communications to the independent directors. Communications related to matters that are within the scope of the responsibilities of the Board are forwarded to the Board, the relevant committee of the Board, or an individual director, as appropriate.
The Corporate Secretary or Enact’s ombudsperson forward correspondence related to routine business and customer service matters to the appropriate management personnel. The Corporate Secretary or Enact’s ombudsperson will promptly consult with the Audit Committee Chairperson, who will determine whether to communicate further with the Audit Committee and/or the full Board with respect to any correspondence received relating to accounting, internal accounting controls, auditing matters, or officer conduct.

Letters may be sent to the directors as a group or individually, care of the Corporate Secretary, Enact Holdings, Inc., 8325 Six Forks Rd. Raleigh, NC 27615.
Letters may also be sent directly to Enact, care of the Corporate Secretary or Investor Relations, Enact Holdings, Inc., 8325 Six Forks Rd. Raleigh, NC 27615.
In addition, letters may be sent directly to the Enact Ombuds Office, care of the Enact Ombudsperson, Enact Holdings, Inc., 8325 Six Forks Rd. Raleigh, NC 27615

Board Policies and Processes
Board Self-Evaluation
The Board and each of its committees annually follows a specific process, overseen by the Nominating and Corporate Governance Committee, to determine their effectiveness and opportunities for improvement. The self-evaluations focus on how the Board and committees can improve their key functions of overseeing personnel development, financials, and other major issues of strategy, risk, integrity, reputation, governance, or other responsibilities mentioned within the scope of the Corporation’s governing documents. The Board and committees completed their annual self-evaluations in 2022, and created action plans to implement opportunities for potential improvements for the Board and committees.
Board Education
All of our directors receive orientation and education in connection with their election to the Board. Directors are also provided materials or briefing sessions on subjects that would assist them in discharging their duties and may be customized for a particular director’s needs. In addition, “deep dives” on certain areas of interest or of particular importance are provided to the Board, or an individual director, from time to time by internal subject matter experts or third-party resources depending on the topic. Directors are also quarterly provided a list of opportunities for outside education, with reimbursement for registration and airfare, as well as other reasonable travel, lodging, and dining expenses for attendance at approved education seminars.

2023 PROXY STATEMENT	35

Enact Corporate Governance
Compensation of Directors
The Compensation Committee has the responsibility for annually reviewing and recommending to the Board compensation and benefits for “independent directors.” Independent directors are those directors who are not executive officers of Enact, Genworth, or their affiliates. Accordingly, all directors, other than Mr. Gupta, Mr. McInerney, Mr. Sheehan (during his period of service), and Mr. Upton, are independent directors. Mr. Gupta, Mr. McInerney, and Mr. Upton do not receive any additional compensation for serving as a director. Mr. Sheehan resigned from the Board and Mr. Upton was appointed to the Board on March 1, 2023.
The components of our independent directors’ compensation were reviewed by the Compensation Committee in 2022. During the review, a change to the timing of the payment of deferred stock units (“DSUs”), from quarterly to annual for the Corporation’s non-management, to align with typical market practice of an annual equity grant was recommended and approved. Compensation amounts were not increased from levels set in connection with our IPO in 2021.
In 2022, the Corporation’s compensation components for non-management directors were as follows:

	Cash	DSUs	Total
Annual Retainer	$100,000	$150,000	$250,000
Annual Additional Retainer for Board Chairperson	$80,000	$120,000	$200,000
Annual Additional Retainer for Lead Director	$20,000
Annual Additional Retainer for Committee Chairpersons
Audit	$25,000
Compensation	$20,000
Other Committees	$15,000
•Annual Retainer. Each independent director is paid an annual retainer of $250,000 in quarterly installments, following the end of each quarter of service. Of this amount, $100,000 is paid in cash and $150,000 is paid in DSUs granted as an annual award under our 2021 Omnibus Incentive Plan (the “2021 Plan”).
•Annual Additional Retainer for Board Chairperson. As additional compensation for service as Board Chairperson, the Board Chairperson receives a $200,000 annual retainer in addition to the regular annual retainer. Such cash amount, $80,000, is paid in quarterly installments, following the end of each quarter of service. The DSU amount, $120,000, is paid as an annual award.
•Additional Retainer for Lead Director. If a Lead Director is appointed in the absence of an independent Chairperson, the Lead Director would receive an annual cash retainer of $20,000 payable in quarterly installments, as additional compensation for service as Lead Director. Currently Enact does not maintain a Lead Director.
•Additional Retainer for Committee Chairpersons. As additional compensation for service as chairperson of a committee, each chairperson will receive an additional annual cash retainer payable in quarterly installments, as follows: Audit Committee Chairperson, $25,000; Compensation Committee Chairperson, $20,000; and each other standing committee chairperson, $15,000.
•Deferred Stock Units. The number of DSUs granted is determined by dividing the DSU target award value above by the fair market value of our common stock on the date of grant. Each DSU represents the right to receive one share of our common stock in the future, following the recipient’s separation from service as a director. DSUs accumulate regular quarterly dividends, if any, which are reinvested in additional DSUs. The DSUs will be settled in shares of common stock on a one-for-one basis one year after the director leaves the Board in a single installment or immediately upon the death of an independent director.
•Reimbursement of Certain Expenses. Directors are also reimbursed for reasonable travel and other Board-related expenses, including expenses to attend Board and committee meetings, other business-related events, and director education seminars, in accordance with policies approved from time to time.

36	ENACT

Enact Corporate Governance
2022 Director Compensation Table
The following table sets forth information concerning compensation paid or accrued by us in 2022 to our directors. As noted above, Mr. Gupta, Mr. McInerney, and Mr. Sheehan did not receive any additional compensation for their services as a director in 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Total ($)
Dominic J. Addesso	180,000	355,150	535,150
Michael Bless (5)	81,389	168,557	249,946
John D. Fisk	115,000	197,306	312,306
Sheila Hooda	115,000	197,306	312,306
Robert P. Restrepo, Jr.	100,000	197,306	297,306
Debra W. Still	135,000	197,306	332,306
Westley V. Thompson	100,000	197,306	297,306
Anne G. Waleski	125,000	197,306	322,306
(1)Amounts include the portion of the annual retainer (described above) that was paid in cash. Amounts also include applicable additional retainers as committee chairperson and the cash portion of the retainer for the independent Chairperson of the Board of Directors.
(2)Reflects the aggregate grant date fair value of DSUs, determined in accordance with FASB ASC Topic 718.
(3)Includes both quarterly DSUs, granted prior to the change in pay timing, as well as the annual DSUs granted in 2022 which represents pay for Board service from our 2022 Annual Stockholder Meeting through the 2023 Annual Stockholder Meeting.
(4)The following table shows for each independent director the total number of DSUs held as of December 31, 2022 (rounded down to the nearest whole share):

Name	Total Number of DSUs Held as of December 31, 2022
Dominic J. Addesso	21,236
Michael Bless	8,127
John D. Fisk	11,800
Sheila Hooda	11,800
Robert P. Restrepo, Jr.	11,800
Debra W. Still	11,800
Westley V. Thompson	11,800
Anne G. Waleski	11,800
(5)Mr. Bless was appointed to serve as a director on March 9, 2022, and his compensation was pro-rated for 2022.

2023 PROXY STATEMENT	37

Executive Compensation

2	Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Exchange Act, we are required to provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail in the Compensation Discussion and Analysis section below, our executive compensation programs are designed to attract, retain, and motivate executives of superior ability who are dedicated to the long-term interests of our stockholders. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term, and strategic goals, corporate goals, and the realization of increased stockholder value. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section, include:
•compensation programs that are performance-based and align executive officer incentives with stockholder interests over multiple timeframes;
•annual incentives that are earned based on performance measured against specific financial and strategic objectives for an executive’s area of responsibility, together with a qualitative assessment of performance;
•at-risk pay and compensation design that reflect an executive officer’s impact on the Corporation’s performance over time; and
•appropriate risk management practices, including a clawback policy, anti-hedging policy, anti-pledging policy, stock ownership requirements, net share retention ratio, and net hold requirements with respect to equity grants.
We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote FOR the approval, on an advisory basis, of the compensation of our NEOs, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis section, the 2022 Summary Compensation Table, and the other related tables and narrative discussion.
Though the say-on-pay vote is advisory, and therefore not binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and the Compensation Committee will consider the voting results when making future decisions regarding executive compensation as it deems appropriate. In 2022, our stockholders cast an advisory vote recommending that future say-on-pay votes be held every year. We expect to hold our next say-on-pay vote following the 2023 Annual Meeting of Stockholders in 2024.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

38	ENACT

Executive Compensation
Compensation Discussion and Analysis
Named Executive Officers
This section provides an overview and analysis of our compensation programs and policies, including the material compensation decisions made under the programs with respect to our following named executive officers for 2022 (who are also our only executive officers under the applicable SEC rules), whom we refer to as our NEOs:

Rohit Gupta	President and Chief Executive Officer (“CEO”)

Rohit Gupta, 48, has served as our President and Chief Executive Officer since March 2013, as one of our directors since March 2013, and as Chairperson of our board of directors from July 2020 to September 2021.

Hardin Dean Mitchell	Executive Vice President, Chief Financial Officer (“CFO”) and Treasurer

Hardin Dean Mitchell, 53, has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 2021. Mr. Mitchell served as our Senior Vice President, Chief Financial Officer and Treasurer from March 2013 to May 2021 after having served on an acting basis since August 2011.

Evan Stolove	Executive Vice President, General Counsel, and Corporate Secretary

Evan Stolove, 54, has served as our Executive Vice President, General Counsel and Corporate Secretary since May 2021 and is responsible for legal, compliance, privacy, and state government affairs. Mr. Stolove served as our Senior Vice President, General Counsel and Secretary from July 2017 to May 2021.

Michael Derstine	Executive Vice President and Chief Risk Officer

Michael Derstine, 53, has served as our Executive Vice President and Chief Risk Officer since May 2021 and is responsible for risk management, pricing, credit policy, and quality assurance. Mr. Derstine served as our Senior Vice President and Chief Risk Officer from March 2013 to May 2021.

Brian Gould	Executive Vice President and Chief Operations Officer

Brian Gould, 51, has served as our Executive Vice President and Chief Operations Officer since May 2021, and is responsible for claims, underwriting and analytics at Enact. Mr. Gould previously served as our Vice President, Operations for EMICO, a role he assumed in November 2018, where he was responsible for similar functions.

2023 PROXY STATEMENT	39

Executive Compensation
2022 Corporation Performance
In 2022, we aligned NEO incentives with the achievement of financial and strategic initiatives designed to improve our operating performance. We met or exceeded key operational, strategic, and financial objectives for 2022 primarily due to our strong execution and performance of our business.
Our operating performance in 2022 has directly impacted our NEOs’ compensation, as follows:

Key Annual Financial Objectives	Key Annual Strategic Objectives

The business exceeded goals for adjusted operating income and adjusted operating return on equity (“ROE”)	The business exceeded goals for operational excellence, risk & pricing management, and capital & liquidity

Above Target	Above Target

Long-Term Financial Objectives

Equity awards granted to our NEOs in 2022 include a 50% portion that will vest based on the Corporation’s Book Value per Share Growth over a three-year performance period from January 1, 2022 through December 31, 2024.
Compensation Philosophy
Our objectives in compensating executive officers are to attract, retain, and motivate executives of superior ability who are dedicated to the long-term interests of our stockholders.
The following principles guide our compensation program design and individual compensation decisions. Additionally, we have highlighted below key elements of our compensation programs or policies for NEOs that illustrate how we support these principles in practice:

Our Guiding Principles	Examples of Programs or Policies That Support Our Principles

Compensation should be primarily performance-based and align executive officer incentives with stockholder interests across multiple timeframes
•Annual cash incentives (short-term performance-based awards)
•The 2022 annual grants of long-term incentives, which include equity-based Performance Stock Units (“PSUs”) (vesting based on the Corporation’s Book Value per Share growth over a three-year performance period) and Restricted Stock Units (“RSUs”) (rewards long-term stock appreciation with an emphasis on retention)
•Prior to the 2021 IPO, certain executive officers received long-term incentive grants under Genworth’s long-term incentive program. These grants remain outstanding and continue to vest in accordance with their terms

Total compensation opportunities should be competitive within the relevant marketplace
•Our compensation benchmarking approach, as described below, and annual review of the composition of our peer group
•We generally target our pay to the median of the market, utilizing a combination of benchmark data, importance of the role to the Corporation and individual skill sets in setting compensation

Our incentive compensation should reward financial and operational performance and allow for qualitative assessment
•In determining annual incentive awards, the Compensation Committee measures performance against specific financial objectives for the executive’s area of responsibility, together with a qualitative assessment of operational performance and other results
•We utilize long-term equity grants to reward achievement of specific longer-term Corporation objectives

Plan designs and incentives should support appropriate risk management practices	•We maintain clawback, anti-hedging, and anti-pledging policies applicable to all executive officers

40	ENACT

Executive Compensation
Key Governance Practices

Annual Advisory Approval of Executive Compensation Use of Long-Term Incentives No Excise Tax Gross-Ups for Change of Control Benefits Independent Compensation Consultant No Tax Gross-ups	Anti-Hedging and Anti-Pledging Restrictions Clawback Policy Double Trigger for Change of Control No Excessive Executive Perquisites
Compensation Decision-Making Process
How We Determine Program Design
Role of the Compensation Committee
The Compensation Committee undertakes a collaborative process with management when determining executive compensation programs and performance. The Compensation Committee performs an annual review process of CEO performance and compensation decisions, with input from the Board. The Compensation Committee regularly meets in executive session with and without management present and retains the final authority to approve all compensation policies, programs, and amounts paid to our NEOs, excluding equity awards that are approved by our full Board.
Role of Management
Our CEO and Senior Vice President—Human Resources attend meetings of the Compensation Committee to provide analysis, details, and recommendations regarding the Corporation’s executive compensation programs and plan designs. During full Board meetings, members of the Compensation Committee also receive business performance and strategy updates from other members of management, which the Compensation Committee uses to align with compensation incentive goals. Our CEO provides the Compensation Committee with performance assessments and compensation recommendations for each of the NEOs (other than himself). The Compensation Committee, typically in the first quarter of each year, determines and approves annual incentive award payouts for the prior year, any adjustments to base salary, target annual incentives for the upcoming year, and awards of long-term incentives to executive officers to recommend to the Board for approval. For more information on the compensation decisions made for 2022, see the Key Compensation Program Elements section below.
Role of Compensation Consultants
In 2022, the Compensation Committee retained FW Cook as its independent compensation consultant. The independent compensation consultant regularly attends Compensation Committee meetings and meets with the Compensation Committee in executive session without management present. The Compensation Committee occasionally requests special studies, assessments of market trends and education regarding changing laws and regulations from the compensation consultant to assist the Compensation Committee in its decision-making processes for the CEO and other executive officers. The compensation consultant provides the Compensation Committee with advice, but does not determine the amount or form of compensation for our NEOs. In 2022, the Compensation Committee assessed the independence of the compensation consultant pursuant to SEC rules and concluded that no conflict of interest exists with respect to their engagement.
Benchmarking
We generally evaluate the market competitiveness of our programs as an input into the process of designing plans and setting target compensation levels for NEOs. We review each component of compensation for our NEOs separately and in the aggregate, and we also consider the internal responsibilities of the NEOs to help determine appropriate pay levels. With respect to individual NEOs, we compare the total target compensation opportunities for our NEOs to the target opportunities for similar positions at comparable companies. These benchmarks are a gauge for evaluating market competitiveness, but they are not given greater weight than other key factors when making compensation decisions. For example, individual NEOs may have higher or lower target compensation levels compared to market medians based on level of responsibility, individual experience and skills, performance trends, competitive dynamics, retention needs, and internal equity considerations.

2023 PROXY STATEMENT	41

Executive Compensation
For 2022, pay decisions were made by the Compensation Committee and guided by publicly available information for the below list of 14 peer companies (the “Peer Group”), as well as information available through market compensation surveys to provide a broad perspective of market practice. Additionally, the Compensation Committee will from time to time place more emphasis on reviewing the compensation programs of the four other mortgage insurance companies (Essent Group LTD, MGIC Investment Corporation, NMI Holdings Inc., and Radian Group Inc) in the Peer Group. due to their close correlation with our business makeup and strategy. The companies included in market surveys are not individually identifiable for a particular executive position (and therefore we are not benchmarking against any particular company within the survey), and also they may change from year-to-year based on voluntary participation in the market surveys used, mergers and divestitures, or changes in corporate structure.
To the extent we make changes to our business portfolio, or as peer companies adjust their own business lines or distribution channels, the Compensation Committee will consider adding peers, or removing peers that no longer have revenue sources and talent demands similar to ours. The Compensation Committee removed Argo Group International Holdings, Ltd., State Auto Financial Corporation, Inc., and White Mountains Insurance Group. Ltd. from the Peer Group for 2021 to more closely correlate the Peer Group to the business of the Corporation.
The Peer Group used when considering 2022 compensation actions was composed of the following companies:

Arch Capital Group Ltd. Assured Guaranty Ltd. Axos Financial, Inc. Employers Holdings, Inc. Essent Group Ltd	First American Financial Corporation. Flagstar Bancorp, Inc. Guild Holdings Company MGIC Investment Corporation Mr. Cooper Group, Inc.	NMI Holdings, Inc. Radian Group, Inc. RLI Corp. Walker & Dunlap, Inc.

Consideration of 2022 Say-on-Pay Vote
Annual advisory votes to approve named executive officer compensation serve as a tool to help the Compensation Committee evaluate the alignment of our executive compensation programs with the interest of the Corporation and our stockholders. Due to the strong support of our stockholders on our 2022 say-on-pay vote, which received approval from approximately 98% of the votes cast, we did not make any changes to our 2022 compensation program specifically in response to this vote.
Key Compensation Program Elements
Our 2022 annual compensation program for named executive officers consists of the following key elements: base salary, annual incentive, and annual long-term incentive grants (including PSUs and RSUs).
Base Salary
Base salaries are generally intended to reflect the scope of an executive officer’s responsibilities and experience, reward sustained performance over time, and be competitive with the market. In February 2022, the Compensation Committee undertook its annual review of executive officer base salaries, in conjunction with benchmarking data and advice provided by its compensation consultant. Mr. Gupta and Mr. Stolove received a base salary increase to maintain market competitiveness. For the other executive officers, their base salaries were considered competitive for their roles within the marketplace and remained unchanged from 2021 levels.

Name	Base Salary as of 12.31.2022 ($)	% Change from Prior Year
Mr. Gupta	925,000	3%
Mr. Mitchell	500,000	—%
Mr. Stolove	425,000	6%
Mr. Derstine	335,000	—%
Mr. Gould	350,000	—%
Annual Incentive
Our annual incentive program rewards performance against financial objectives, together with a qualitative assessment of our achievement of operational objectives, and other accomplishments toward strategic priorities, which are not necessarily reflected in annual financial results.

42	ENACT

Executive Compensation
Our annual incentive program, which is closely aligned with our annual business operating plan for 2022, was approved by our Compensation Committee. Generally, the Compensation Committee sets performance targets for the annual incentive program that align with achievement of the business operating plan, with above target payouts for exceeding the plan and below target or no payouts for not meeting the plan. When setting the annual business operating plan, many factors and assumptions are considered, such as the competitive landscape, the global economic environment, market trends, interest rates, and regulatory considerations. As a result, performance targets within our annual incentive plan may not increase on a yearly basis, and they may even be set below the previous year’s targets or actual results.
For 2022, each NEO had an annual incentive target, expressed as a percentage of base salary. After review, the Compensation Committee approved an annual incentive target increase from 150% to 160% for Mr. Gupta based on peer group data and his role on the senior leadership team. For the other executive officers, their annual incentive targets were considered competitive for their roles within the marketplace and remained unchanged from 2021 levels. The 2022 target annual incentive opportunities for our named executive officers ranged from 55% to 160% of base salary, and payout opportunities for 2022 ranged from zero to 200% of their individual target amount. Individual annual incentive targets are reported in the 2022 Grants of Plan-Based Awards Table.
Final awards under our annual incentive program for 2022 were determined based on a scorecard approach that considered the Corporation’s achievement of the following financial and strategic objectives as well as each NEO’s individual performance.
Financial Objectives Performance

Key Financial Objective	Unit	Performance Range	2022 Results
Adjusted Operating Income(1)	$MM	$340 - $605	$708
Adjusted Return on Equity(2)%		7.9% - 14.0%	17.3%
(1)For 2022 Adjusted Operating Income of $708 million was calculated as Net Income was $704 million, plus net investment losses and costs associated with reorganization, less taxes on adjustments.
(2)Adjusted Return on Equity is calculated as Adjusted Operating Income for the year divided by average equity for the most recent year (2pt). Return on Equity for 2022 was 17.3%.
Strategic Objectives Performance

Key Strategic Priority	2022 Key Accomplishments

Operational Excellence	•Maintained target GAAP expense ratio •Met operating targets related to loss mitigation and underwriting productivity

Risk and Pricing Management	•Maintained a resilient portfolio with strong credit, but fell short of NIW volume and NIW rate targets

Capital and Liquidity
•Executed on return of capital goals including quarterly dividend program, special dividend in the fourth quarter of 2022 and execution of share repurchase plan
•Drove ratings upgrade from Moody’s Investor Service
•Executed five-year $200 million revolving credit facility to enhance financial flexibility
•Maintained above target Private Mortgage Insurance Eligibility Requirements (“PMIERs”) sufficiency and operating leverage

In February of 2023, our Compensation Committee reviewed overall performance results against the applicable objectives in the scorecard and also considered the performance of each NEO in their respective area of responsibility in determining the actual 2022 annual incentive payouts. Enact delivered strong performance in what remained a volatile and uncertain market throughout the year. Execution successes include: (i) the strong underlying credit quality of our business portfolio; and (ii) maintaining strong capital positions in our business to ensure their resilience across a wide range of potential scenarios.
Amounts paid for 2022 are reported under the Non-Equity Incentive Plan Compensation—Annual Incentive column of the 2022 Summary Compensation Table.

2023 PROXY STATEMENT	43

Executive Compensation
NEO 2022 Scorecard Results
Financial Objectives

Key Financial Objective	Weighting	Performance Range	2022 Results	Achievement %
Adjusted Operating Income(1)	35%	$340 - $605	$708	200%
Adjusted Return on Equity(2)	35%	7.9% - 14.0%	17.3%	200%
(1)For 2022 Adjusted Operating Income of $708 million was calculated as Net Income was $704 million, plus net investment losses and costs associated with reorganization, less taxes on adjustments.
(2)Adjusted Return on Equity is calculated as adjusted operating income for the year divided by average equity for the most recent year (2pt). Return on Equity for 2022 was 17.3%.
Strategic Objectives

Areas of focus included operational excellence, risk and pricing management, and optimizing capital and liquidity.
Total Funding for Strategic Objectives	117%

Rohit Gupta
Mr. Gupta’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance targets. His 2022 target was $1,480,000. Mr. Gupta’s approved annual incentive award for 2022 was $2,590,000, or approximately 175% of his targeted amount, based on the achievement of the financial and strategic measures.

Hardin Dean Mitchell
Mr. Mitchell’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance. His 2022 target was $500,000. Mr. Mitchell’s approved annual incentive award for 2022 was $875,000, or approximately 175% of his targeted amount, based on the achievement of the financial and strategic measures.

Evan S. Stolove
Mr. Stolove’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance targets. His 2022 target was $318,750. Mr. Stolove’s approved annual incentive award for 2022 was $558,000, or approximately 175% of his targeted amount, based on the achievement of the financial and strategic measures.

Michael Derstine
Mr. Derstine’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance targets. His 2022 target was $184,250. Mr. Derstine’s approved annual incentive award for 2022 was $323,000, or approximately 175% of his targeted amount, based on the achievement of the financial and strategic measures.

Brian Gould
Mr. Gould’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance targets. His 2022 target was $192,500. Mr. Gould’s approved annual incentive award for 2022 was $337,000, or approximately 175% of his targeted amount, based on the achievement of the financial and strategic measures.

44	ENACT

Executive Compensation
Long-Term Incentive Award Design
Enact’s long-term incentive awards to executive officers include PSUs and RSUs. Taken together, we believe our annual long-term incentive grants provide our NEOs with effective retention value and appropriate incentives to achieve long-term company performance objectives, while aligning our executive officer compensation program with the long-term interests of our stockholders.
To determine annual long-term equity grant awards for the NEOs, the Compensation Committee works with its independent compensation consultant. In addition, when determining long-term equity award values for each executive officer (including our CEO), the Compensation Committee considers competitive pay levels, alignment of total pay at risk with the individual’s ability to impact long-term company performance, the individual’s sustained performance over time, and retention needs.
2022 Enact Long-Term Incentives
In February 2022, during the annual review of executive officer pay, in conjunction with benchmarking data and advice provided by its compensation consultant, the Committee approved increases to all NEO annual long-term incentive intended values. The increase brings 2022 target annual long-term incentive intended values for our named executive officers to an average of 44% of target compensation and is a reflection of the continued progression of pay alignment with the long-term interests of our stockholders for a public company officer.
The intended value of the annual long-term incentive awards made in 2022 to our NEOs were as follows:

Name	Approximate Compensation Value Intended to be Delivered ($)	# of RSUs Awarded	# of PSUs Awarded
Mr. Gupta	4,000,000	92,679	92,679
Mr. Mitchell	850,000	19,695	19,695
Mr. Stolove	400,000	9,268	9,268
Mr. Derstine	325,000	7,531	7,531
Mr. Gould	325,000	7,531	7,531
For 2022, the Board approved annual grants under the Plan in the form of 50% PSUs and 50% RSUs for our NEOs. Taken together, we believe our annual long-term incentive grants provide our named executive officers with effective retention value and appropriate incentives to achieve long-term company performance objectives, while aligning our executive compensation program with the long-term interest of our stockholders. The 2022 PSU design continues to have a total of 0 to 200% of the target level of PSUs granted eligible to vest based on the Corporation’s Book Value per Share Growth over a three-year performance period from January 1, 2022 through December 31, 2024.
Additional Information Regarding Awards of Restricted Stock Units
•RSUs vest 33% per year, beginning on the first anniversary of the grant date.
Additional Information Regarding Awards of Performance Stock
•Payout for performance is interpolated on a straight-line basis between each of threshold and target payouts and between target and maximum payouts levels.
•No payout is earned for performance below threshold level for the performance period.
•In evaluating performance, the Compensation Committee shall exclude the impact, if any, on reported financial results of any of the following events that occur during the performance period: a) acquisitions and divestitures, b) stockholder dividends or common stock repurchases and c) changes in accounting principles or other laws or provisions.
•Notwithstanding the level of achievement of the performance goals, the Compensation Committee may exercise negative discretion to pay out a lesser amount, or no amount at all, based on such considerations as the Compensation Committee deems appropriate.
Additional Information Regarding Long-Term Incentive Awards
•Outstanding long-term incentive awards are generally forfeited upon the NEO’s termination of employment with the Corporation prior to vesting, except for limited instances as described in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

2023 PROXY STATEMENT	45

Executive Compensation
2022-2024 Performance Stock Unit Metrics and Goals

	Book Value per Share Growth
Performance Measurement Period	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
January 1, 2022 – December 31, 2024	13%	41%	47%
Enact IPO Grants
Upon completion of the 2021 IPO, and to immediately build ownership interest and financial alignment with our stockholders, each NEO was awarded an IPO grant in the form of RSUs, which will vest and convert to shares of Enact stock on the third anniversary of the IPO, subject to continued employment through such vesting date. If the Corporation pays dividends on its common stock, dividend equivalents accrue with respect to the RSUs and will be reinvested in additional RSUs at the time that the corresponding RSUs vest. Details about these IPO grants can be found in the 2021 Grants of Plan-Based Awards Table.
Genworth Awards
As a reminder, due to our IPO in 2021, our NEOs maintain outstanding Genworth long-term incentives, details of which are outlined below.
Genworth Performance Stock Units
Genworth PSUs granted to our CEO in 2021 vest based on the achievement of performance goals relating to certain financial metrics that are key drivers of Genworth’s multi-year business operating plan, a significant component of which is Enact’s adjusted operating income, measured over one cumulative three-year performance period ending on December 31, 2023. No payout is earned for performance below the threshold performance level for a given performance measurement period, while performance at the threshold performance level would result in 50% of the target PSUs vesting, and performance at the maximum performance level would result in 200% of the target PSUs vesting. With the exception of certain qualifying termination events, Genworth PSUs are generally subject to forfeiture upon termination of employment prior to vesting, as described in greater detail below under “Potential Payments upon Termination or Change of Control.” Please see the “Stock Awards” column in the 2022 Summary Compensation Table for the grant date fair value of the Genworth PSUs granted to our CEO in 2021.
Genworth Restricted Stock Units
Genworth RSUs granted to our CEO in 2021 vest in three equal installments on each of the first three anniversaries of the grant date, subject to his continued employment through the applicable vesting date. With the exception of certain qualifying termination events, Genworth RSUs are generally forfeited upon a termination of employment prior to vesting, as described in greater detail below under “Potential Payment upon Termination or Change of Control.” Please see the “Stock Awards” column in the 2022 Summary Compensation Table for the grant date fair value of the Genworth RSUs granted to our CEO in 2021.
Genworth Deferred Cash Awards
Genworth deferred cash (“Deferred Cash”) awards were previously granted to the NEOs other than our CEO in 2021 and generally vest in three equal installments on each of the first three anniversaries of the grant date, subject to the participant’s continued employment through the applicable vesting date. Except for certain qualifying termination events, Genworth Deferred Cash awards are generally forfeited upon a termination of employment prior to vesting, as described in greater detail below under “Potential Payment upon Termination or Change of Control.” Please see the “Bonus” column in the 2022 Summary Compensation Table for the amount of the payouts in 2022 of Genworth Deferred Cash awards granted in prior years that became vested in 2022 based on continued service through the applicable vesting date.
Our Compensation Committee intends to utilize equity-based vehicles for all NEOs in future years to ensure all executive officers of Enact receive compensation directly linked to stockholder return.
Other Benefit Programs
Severance Benefits
In February 2022, our Compensation Committee adopted the Enact Holdings, Inc. Senior Executive Severance Plan (the “Enact Executive Severance Plan”) and the Enact Holdings, Inc. Change of Control Severance Plan (the “Enact CofC Severance Plan”). Each of our NEOs is eligible to participate in each of the plans.

46	ENACT

Executive Compensation
Under the Enact Executive Severance Plan, each executive is eligible to receive the following payments and benefits in the event of a termination by the Corporation without “cause” or a resignation by the officer with “good reason” (each as defined in the Enact Executive Severance Plan):
•a lump sum cash payment equal to 1.0 times (or 2.0 times for Mr. Gupta) the sum of the executive’s annual base salary and target annual bonus amount;
•a pro-rata annual bonus for the year of termination based on actual results for the year;
•a lump sum cash payment equal to 12 months’ COBRA premiums for continued medical, dental, vision and prescription drug benefits for the executive and his eligible dependents; and
•full and immediate vesting of any unvested nonqualified pension, retirement or deferred compensation plan benefits.
Under the Enact CofC Severance Plan, each executive is eligible to receive similar payments and benefits in the event of a termination by the Corporation without “cause” or a resignation by the officer with “good reason” (each as defined in the Enact CofC Severance Plan), in either case that occurs within 24 months following a Change of Control (as defined in the Enact CofC Severance Plan), except that (1) the lump sum cash payment multiplier increases to 2.0 for all executives, other than Mr. Gupta, and to 2.5 for Mr. Gupta; (2) the pro-rata annual bonus is calculated based on actual results if such can be assessed at the time of termination, or otherwise based on target performance; and (3) the lump sum for COBRA premiums increases from 12 to 18 months.
Benefits under each of the plans is conditioned upon the executive’s execution of a release of claims that includes customary confidentiality, non-disparagement, non-competition and non-solicitation provisions.
The potential payments and benefits upon a termination of employment without “cause” or by the executive for “good reason” for each of our NEOs are described more fully in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.
Retirement Benefits
Retirement benefits also fulfill an important role within our overall executive compensation program because they provide a competitive financial security component that supports attraction and retention of talent. Our employees currently participate in Genworth’s retirement programs. Genworth’s Retirement and Savings Plan has two features: the “401(k) Savings Feature,” in which participants can defer savings on a pre-tax basis and receive Corporation matching contributions, subject to certain Internal Revenue Service limits, and a “Retirement Account Feature,” which includes only annual Corporation contributions. In addition, Genworth offers the following non-qualified retirement plans:
•Supplemental Executive Retirement Plan (the “SERP”), which is a defined benefit plan that was closed to new participants after December 31, 2009, and for which benefit accruals were frozen as of December 31, 2020; and
•Retirement and Savings Restoration Plan (the “Restoration Plan”), which is a defined contribution plan.
It is important to us to keep our benefit design and costs competitive with our peers so that we can continue to attract and retain talent while managing our expenses. Each of the above non-qualified retirement plans is described in more detail in the Executive Compensation—Pension Benefits and Non-Qualified Deferred Compensation sections below.
Other Benefits and Perquisites
The Compensation Committee regularly reviews the benefits and perquisites provided to our NEOs to ensure that our programs align with our overall principles of providing competitive compensation and benefits that maximize the interests of our stockholders. We provide executive officers with an individually-owned universal life insurance policy (the “Leadership Life Program”), maintained by Genworth and a limited number of perquisites intended to keep executive officers healthy and focused on segment business with minimal distraction. The perquisites provided to executive officers include the opportunity to receive financial counseling and annual physical examinations. The CEO is also eligible for an enhanced company-owned life insurance program (the “Executive Life Program”) offered by Genworth. The costs of certain perquisites provided to our NEOs are included in the Summary Compensation Table below.
We also provide certain benefits in the event of death, total disability or change of control. Amounts payable to NEOs are described in more detail in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

2023 PROXY STATEMENT	47

Executive Compensation
Other Key Compensation Governance Policies
In addition to our compensation programs described above, the Corporation maintains the following policies and practices intended to strengthen the overall long-term stockholder alignment and governance of our compensation programs.
Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers
The Corporation maintains an anti-hedging restriction within its Insider Trading Policy, which prohibits executive officers and directors from buying or selling options (puts or calls) on Enact securities on an exchange or in any other organized market, and it also prohibits certain forms of hedging or monetization transactions with respect to Enact securities, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds. The restrictions under the Insider Trading Policy related to anti-hedging and anti-pledging only apply to statutory insiders. The Corporation maintains this policy because hedging transactions, which might be considered short-term bets on the movement of the Corporation’s securities, could create the appearance that the person is trading based on inside information. In addition, transactions in options may also focus the person’s attention on short-term performance at the expense of our long-term objectives.
The Corporation also maintains anti-pledging restrictions within its Inside Trading Policy, which prohibits its executive officers and directors from holding Enact securities in a margin account or otherwise pledging enact securities as collateral for a loan. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. The Corporation maintains this policy because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Enact securities and the margin sale or foreclosure sale of Enact securities during such time could also create the appearance that the person is trading based on inside information.
Clawback Policy
The Corporation maintains a clawback policy under which the Corporation will seek to recover, at the discretion and direction of the Compensation Committee, and after it has considered the costs and benefits of doing so, incentive compensation earned by, awarded, or paid to a covered officer for performance periods beginning after September 15, 2021, if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment (other than a restatement or adjustment due to a change in applicable accounting principles, rules or interpretations). In addition, if a covered officer engaged in fraud or intentional misconduct that contributed to an award or payment of incentive compensation to him or her that is greater than would have been paid or awarded in the absence of the misconduct, the Corporation may take other remedial and recovery actions, as determined by the Compensation Committee. We intend to amend our clawback policy consistent with the requirements of Rule 10D-1 and the Nasdaq listing standards adopted thereunder.
Evaluation of Compensation Program Risks
The Compensation Committee annually reviews a report prepared by management, led by the Corporation’s Risk Department, regarding the design and operation of our compensation arrangements for employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Corporation. Following that review for 2022 compensation, the Compensation Committee agreed with management’s conclusion that the Corporation’s compensation plans, programs, and policies do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the Corporation.
Report of the Compensation Committee
The Compensation Committee of the Board of Directors oversees the compensation programs of Enact Holdings, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis included in this document.
In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Enact’s Annual Proxy Statement on Schedule 14A to be filed in connection with Enact’s 2023 Annual Meeting of Stockholders, which will be filed with the U.S. Securities and Exchange Commission, and incorporated by reference in Enact’s Annual Report on Form 10-K for the Fiscal year ended December 31, 2022.
This report shall not be deemed to otherwise be incorporated by reference by any general statement incorporating by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. This report is provided by the following directors, who constitute the committee:
Debra W. Still, Chairperson
Thomas McInerney
Westley V. Thompson

48	ENACT

Executive Compensation
Executive Compensation Tables
The following table provides information relating to compensation earned by or paid to our NEOs in all capacities:
2022 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Rohit Gupta President and CEO	2022	920,192	—	4,105,680	2,590,000	—	237,353	7,853,225
	2021	815,769	3,000,000	5,293,494	1,700,000	—	197,298	11,006,561
	2020	600,000	—	879,362	2,378,733	242,852	196,270	4,297,217
Hardin Dean Mitchell Executive Vice President, Chief Financial Officer and Treasurer	2022	500,000	238,333	872,488	875,000		95,106	2,580,927
	2021	450,577	1,405,000	800,014	553,000	—	68,332	3,276,923
	2020	323,539	121,666	—	292,000	—	64,001	801,206
Evan S. Stolove Executive Vice President, General Counsel, and Corporate Secretary	2022	420,192	191,000	410,572	558,000	—	81,054	1,660,818
	2021	366,096	471,999	400,007	300,000	—	53,136	1,591,238
	2020	309,885	95,333	—	215,000	—	44,474	664,692
Michael Derstine Executive Vice President and Chief Risk Officer	2022	335,000	128,000	333,624	323,000	—	51,380	1,171,004
	2021	315,304	328,333	400,007	222,000	—	47,996	1,313,640

Brian Gould Executive Vice President and Chief Operations Officer	2022	350,000	120,000	333,624	337,000	—	80,185	1,220,809
	2021	332,215	326,667	400,007	215,000	—	47,847	1,321,736

(1)Amounts reported in this column for 2022 reflect the value of Genworth Deferred Cash awards that were originally granted in prior years and vested in 2022.
(2)Amounts reported in this column reflect the aggregate grant date fair value of the RSUs and PSUs awarded during the year, determined in accordance with FASB ASC Topic 718. The grant date fair value for the RSUs granted in 2022 is based on the stock price of a share of our common stock on the date of grant. The grant date fair value of the PSUs granted in 2022 is based on the stock price of our common stock on the date of grant and the probable achievement level of the performance goals at the time of grant. Assuming achievement of the PSU performance conditions at the highest level (rather than at the target attainment level reflected in the table), the aggregate grant date fair value of the 2022 PSUs reflected in this column for 2022 would be higher by the following amounts: Gupta, $2,052,840, Mitchell $436,244, Stolove, $205,286, Derstine, $166,812 and Gould, $1,66,812. Please reference the Key compensation Program Elements- Long-Term Incentives section of the CD&A for further details. For RSUs and PSUs granted by Genworth in 2021 and 2020, the grant date fair value is based on the stock price of a share of Genworth’s common stock.
(3)Reflects the annual change in actuarial present values of Mr. Gupta’s accumulated benefits under the SERP provided by Genworth. The SERP was closed to new participants effective January 1, 2010. A description of the SERP precedes the 2022 Pension Benefits Table below. For 2022, such change was negative and thus reported as $0 pursuant to SEC regulations.

2023 PROXY STATEMENT	49

Executive Compensation
(4)See the 2022 All Other Compensation - Details table below:
2022 All Other Compensation—Details

Name	Company Contributions to the Retirement Plans ($)(a)	Life Insurance Premiums ($)(b)	Executive Physical ($)	Financial Counseling ($)	Other ($)(c)	Total ($)
Mr. Gupta	209,615	7,753	—	19,985	—	237,353
Mr. Mitchell	84,240	5,666	—	4,000	1,200	95,106
Mr. Stolove	57,615	6,794	3,950	11,495	1,200	81,054
Mr. Derstine	44,560	5,470	—	—	1,350	51,380
Mr. Gould	43,392	4,993	—	30,000	1,800	80,185
(a)Reflects contributions made on behalf of the NEOs for each of the following Genworth retirement programs: (i) Corporation matching contributions made in 2022 to the 401(k) Savings Feature of Genworth’s Retirement and Savings Plan; (ii) Corporation contributions made in 2023 to the Retirement Account Feature of Genworth’s Retirement and Savings Plan, which are based on 2022 earnings; and (iii) Corporation contributions made in 2023 to the Restoration Plan, which are based on 2022 earnings.
(b)Represents premium payments made in 2022 for the following Genworth programs: (i) Leadership Life Program, an individually owned universal life insurance policy provided to all of our executives; and (ii) for Mr. Gupta only, Executive Life Program, a $1 million Corporation-owned life insurance policy for which Mr. Gupta may identify a beneficiary for payment by us in the event of his death. Premiums for the Leadership Life Program are graded through age 59, with escalation in particular between age 50 and 59, and then level thereafter.
(c)Represents fitness reimbursement and temporary home office stipend.
Grants of Plan-Based Awards
The table below provides information on the following plan-based awards that were made in 2022:
•Annual Incentive. Annual incentive opportunities awarded to our NEOs are earned based on Corporation performance measured against one-year financial objectives and key strategic priorities, together with a qualitative assessment of performance, including individual performance objectives. Additional information regarding the design of the annual incentive program may be found in Key Compensation Program Elements- Annual Incentive section above. Annual incentives are identified as “AI” in the Award Type column of the following table. Actual amounts paid are included in the Summary Compensation Table “Non-equity Incentive Plan Compensation” column above.
•Restricted Stock Units. Each RSU represents a contingent right to receive one share of our common stock in the future. If the Corporation pays dividends on its common stock, dividend equivalents accrue with respect to the RSUs and will be reinvested in additional RSUs and paid at the time that the corresponding RSUs vest. Additional information regarding RSUs is included in the Key Compensation Program Elements- Long-Term Incentives- Restricted Stock Units section above.
•Performance Stock Units. PSUs granted may convert to shares of our common stock following the end of the performance period based on achievement of certain pre-established performance goals. PSUs are granted with respect to a target number of shares, will be forfeited if performance falls below a designated threshold level of performance, and may be earned up to 200% of the target number of shares for exceeding a designated maximum level of performance. If the Corporation pays dividends on its common stock, dividend equivalents accrue with respect to the PSUs and will be reinvested in additional PSUs at the time that the corresponding PSUs vest. Additional information regarding PSUs is included in the Key Compensation Program Elements- Long-Term Incentives- Performance Stock Units section above.

50	ENACT

Executive Compensation
2022 Grants of Plan-Based Awards Table

Name	Award Type	Grant Date(2)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Threshold	Target	Max	Threshold	Target	Max
Mr. Gupta	AI			—	1,480,000	2,960,000
	RSU	2/11/2022	(3)							92,679	2,052,840
	PSU	2/11/2022	(4)				46,340	92,679	185,358		2,052,840
Mr. Mitchell	AI			—	500,000	1,000,000
	RSU	2/11/2022	(3)							19,695	436,244
	PSU	2/11/2022	(4)				9,848	19,695	39,390		436,244
Mr. Stolove	AI			—	318,750	637,500
	RSU	2/11/2022	(3)							9,268	205,286
	PSU	2/11/2022	(4)				4,634	9,268	18,536		205,286
Mr. Derstine	AI			—	184,250	368,500
	RSU	2/11/2022	(3)							7,531	166,812
	PSU	2/11/2022	(4)				3,766	7,531	15,062		166,812
Mr. Gould	AI			—	192,500	385,000
	RSU	2/11/2022	(3)							7,531	166,812
	PSU	2/11/2022	(4)				3,766	7,531	15,062		166,812
(1)The 2022-2024 PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period from January 1, 2022 through December 31, 2024, which are described in greater detail in the Key Compensation Program Elements- Long-Term Incentives- Performance Stock Units section above.
(2)Reflects the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the grant date fair market value of the underlying shares. Grant date fair value for the PSUs is based on the grant date fair value.
(3)Reflects RSUs, which are scheduled to vest one-third per year beginning on the first anniversary of the grant date.
(4)Reflects PSUs, which are scheduled to vest in full on the third anniversary of the grant date.

2023 PROXY STATEMENT	51

Executive Compensation
Outstanding Equity Awards at 2022 Fiscal Year-End Table
The table below provides information with respect to outstanding Genworth and Corporation equity awards held by our NEOs on December 31, 2022:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Gupta	26,400	—	9.06	2/15/2023	44,683	(3)	236,373	(7)	250,672	(10)	1,326,053	(7)
	24,000	—	15.23	2/20/2024	210,814	(4)(9)	1,115,206	(7)	606,160	(11)	3,206,586	(7)
					189,767	(5)(9)	4,577,180	(8)	98,712	(12)	2,380,933	(8)
					98,712	(6)	2,380,933	(8)
Mr. Mitchell					47,445	(5)	1,144,373	(8)
					20,978	(6)	505,989	(8)	20,978	(12)	505,989	(8)
Mr. Stolove					23,724	(5)	572,223	(8)
					9,874	(6)	238,161	(8)	9,874	(12)	238,161	(8)
Mr. Derstine					23,724	(5)	572,223	(8)
					8,023	(6)	193,515	(8)	8,023	(12)	193,515	(8)
Mr. Gould					23,724	(5)	572,223	(8)
					8,023	(6)	193,515	(8)	8,023	(12)	193,515	(8)
(1)Reflect fully vested stock options granted by Genworth prior to our IPO.
(2)Option exercise price is equal to the closing market price of Genworth’s common stock on the date of grant.
(3)Remaining Genworth RSUs vest 100% on 4/7/2023.
(4)Remaining RSUs vest 50% on 3/25/2023 and 3/25/2024.
(5)RSUs vest 100% on 9/15/2024.
(6)RSUs vest one-third on 2/11/2023, 2/11/2024, and 2/11/2025.
(7)Market value is calculated based on the closing price of Genworth common stock on December 30, 2022 of $5.29 per share.
(8)Market value is calculated based on the closing price of our common stock on December 30, 2022 of $24.12 per share.
(9)Mr. Gupta received grants from both the Corporation and Genworth in 2021; 316,221 shares granted by Genworth based on December 30, 2022 of $5.29 per share and 168,422 shares granted by the Corporation based on December 30, 2022 of $24.12 per share.
(10)2020-2022 Genworth PSUs may be earned and become vested based on Genworth’s level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2022. Amounts reported here reflect actual levels of achievement of the performance following the end of the performance period. For more information regarding the payout of these Genworth PSUs, see the proxy statement filed by Genworth.
(11)2021-2023 Genworth PSUs may be earned and vest based on Genworth’s level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2023. Amounts reported here reflect maximum achievement of the performance following the end of the performance period. For more information regarding the payout of these Genworth PSUs, see the proxy statement filed by Genworth.
(12)2022-2024 PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2024. Amounts reported here reflect target levels of achievement of the performance goals pursuant to applicable reporting requirements. For more information regarding the 2022-2024 PSUs, see the 2022 Grants of Plan Based Awards Table and the Compensation Discussion and Analysis section above.

52	ENACT

Executive Compensation
2022 Options Exercised and Stock Vested Table
The table below provides information regarding Genworth RSUs that vested during 2022. None of our NEOs exercised any Genworth stock options during 2022 and none of our NEOs hold any Corporation stock options.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mr. Gupta	465,408	1,823,393
Mr. Mitchell	—	—
Mr. Stolove	—	—
Mr. Derstine	—	—
Mr. Gould	—	—
(1)Reflects the gross number of shares received upon the vesting of RSUs and PSUs. Based on the tax withholding payment election, a portion of the shares reflected above may have been withheld to cover taxes due.
(2)Reflects the fair market value of the underlying shares as of the vesting date.
Pension Benefits
The SERP is a non-qualified, defined benefit plan maintained by Genworth to provide eligible executives with additional retirement benefits. Mr. Gupta is the only Enact NEO eligible for this plan, as the SERP was closed to new participants after December 31, 2009. The annual SERP benefit is a life annuity equal to a fixed percentage multiplied by the participant’s years of benefit service, and the participant’s average annual compensation (based on the highest consecutive 36-month period within the last 120-month period prior to separation from service) with the resulting benefit not to exceed 40% of the participant’s average annual compensation. Benefit service is defined as service with Genworth and its subsidiaries from the plan’s inception date (September 27, 2005) or date of SERP participation. The SERP benefit is then reduced by the value of the participant’s account balance under the Retirement Account Feature of our Retirement and Savings Plan as converted to an equivalent annual annuity. Compensation for SERP purposes generally includes only base salary and annual cash incentive (each whether or not deferred).
The annual SERP benefit is calculated as described below:

SERP Benefit	=	1.45% x Average Annual Compensation x Service as Eligible Participant (through 12/31/2010)	+	1.1% x Average Annual Compensation x Service as Eligible Participant (from 1/1/2011 through 12/31/2020)	-	Annuitized value of the company’s qualified plan (as of 12/31/2020): Retirement Account Feature

Each participant in the SERP will partially vest with regard to their benefit when they reach age 55 and have earned five years of “future service” (i.e. service occurring after December 31, 2015). Once a SERP participant has earned five years of “future service” and has reached at least age 55, the participant will become partially vested based on a scale ranging from 50% at age 55 and increasing by 10% each year until the participant reaches full vesting at age 60. If a participant resigns before vesting, then his or her SERP benefit will be forfeited. Only in certain circumstances will the SERP become fully vested upon termination prior to age 60, as described in the Executive Compensation-Potential Payments upon Termination or Change of Control section below. Benefit payments under the SERP will begin following a participant’s qualifying separation from service, but not earlier than age 60. The SERP has no provisions for acceleration of payout before age 60. There are also no provisions for the granting of extra years of service.
Material assumptions used to calculate the present value of the accumulated benefit are as follows:
•The accumulated benefit represents the current accrued benefit first available at age 60 utilizing actual service and compensation as of December 31, 2020 (i.e. the plan freeze date);
•Interest rate of 5.23%;
•Mortality prescribed in the 1994 Group Annuity Mortality Table (Unisex) Found in Revenue Ruling 2001-62 (GATT2003) as defined by the plan;

2023 PROXY STATEMENT	53

Executive Compensation
•Form of payment actuarially equivalent to a five-year certain and life benefit; and
•Payments are guaranteed for the life of the participant.
All SERP benefit accruals were frozen as of December 31, 2020.
The table below reflects the present value of the accrued benefit as of December 31, 2022.
2022 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year
Mr. Gupta(1)	SERP	8.08	616,436	—
Mr. Mitchell(2)	*	—	—	—
Mr. Stolove(2)	*	—	—	—
Mr. Derstine(2)	*	—	—	—
Mr. Gould(2)	*	—	—	—
(1)Mr. Gupta elected to freeze his SERP benefit as of December 31, 2015 in order to begin receiving restoration benefits under Genworth’s Restoration Plan as described in the Non-Qualified Deferred Compensation section below.
(2)Messrs. Mitchell, Stolove, Derstine and Gould are not eligible for the SERP.
Non-Qualified Deferred Compensation
Certain Enact NEOs have participated in the Genworth Restoration Plan, a non-qualified defined contribution plan, maintained by Genworth which provides eligible executives, including our NEOs, with benefits generally equal to any matching contributions that they are precluded from receiving under the 401(k) Retirement and Savings Plan as a result of restrictions imposed under Section 401(a)(17) of the Internal Revenue Code ($305,000 annual compensation limit in 2022). For 2022, we provided a credit into the Restoration 401(k) Savings Feature equal to 5% of the participant’s eligible pay (base salary and annual cash incentive paid) in excess of the annual compensation limit. Also for 2022, we provided a credit into the Retirement Account Feature of our qualified Retirement and Savings Plan (the “Restoration Retirement Account Feature”) equal to 3% of the participant’s eligible pay (base salary and annual incentives paid) in excess of the annual compensation limit.
Participants become vested with respect to the Restoration 401(k) Savings Feature and Restoration Retirement Account Feature account balances as of the earlier of reaching age 60 or attaining three years of “future service.”
Eligible executives, including our NEOs, have had the opportunity to request that their Restoration Plan contribution credits (balances) be invested in or track a diverse array of generally available mutual fund investment options.
2022 Non-Qualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Mr. Gupta	Restoration Plan	—	185,215	-195,306	—	1,249,852
Mr. Mitchell	Restoration Plan	—	59,840	-48,463	—	323,268
Mr. Stolove	Restoration Plan	—	33,215	-14,401	—	116,162
Mr. Derstine	Restoration Plan	—	20,160	-27,494	—	169,057
Mr. Gould	Restoration Plan	—	20,800	-5,525	—	56,599
(1)Reflects company contributions to the Restoration Plan made in 2023, which are based on 2022 earnings. The contributions are reported as compensation for 2022 in the All Other Compensation column of the 2022 Summary Compensation Table.
(2)Aggregate balances reported as of December 31, 2022 for the NEOs include amounts that were reported in the Summary Compensation Tables for 2022 and years prior. For the Restoration Plan, the amount of compensation reported in the Summary Compensation Tables for 2022 and years prior is $339,277 for Mr. Gupta, $96,046 for Mr. Mitchell, $56,503 for Mr. Stolove, $39,224 for Mr. Derstine, and $40,417 for Mr. Gould.

54	ENACT

Executive Compensation
Potential Payments upon Termination or Change of Control
The following tables and narrative disclosure summarize the (i) compensation and benefits that would have been payable to each of the NEOs in the event of a termination of employment under various circumstances, assuming that such termination was effective as of December 31, 2022. The compensation and benefits described and quantified below are in addition to the compensation and benefits that would already be earned or vested upon such NEO’s termination, including accrued but unpaid salary, and payments and benefits accrued under our broad-based benefit programs, including any vested contributions we made under the 401(k) Savings and Retirement Account Features of Genworth’s Retirement and Savings Plan.
Involuntary Termination of Employment (Without a Change of Control)
In 2022 the Compensation Committee approved the Senior Executive Severance Plan in order to promote the retention of a select group of key employees, including our continuing named executive officers, by providing severance benefits in the event their employment is terminated under certain circumstances and to align with severance benefits commonly provided in our market for competing executive talent.
In the event the employment of a continuing named executive officer was terminated without “cause” or by the executive for “good reason” (as such terms are defined in the Senior Executive Severance Plan) during 2022, such continuing named executive officer would have been entitled to receive the following severance benefits under the Senior Executive Severance Plan:
•Severance payment. The NEO would receive a lump sum cash severance payment, payable within 60 days of the date of termination, in an amount equal to two times the sum of base salary and target annual incentive in the case of Mr. Gupta, and one time base salary and target annual incentive for the other NEOs.
•Pro rata annual incentive award. The NEO would receive a lump sum cash payment based on the annual incentive award that would have been payable with respect to the fiscal year in which the qualified termination occurs (determined at the end of such year based on actual performance results), prorated to the nearest half month to reflect the portion of the fiscal year that had elapsed prior to the date of termination.
•Benefits payment. The NEO would receive a lump sum cash payment, payable within 60 days of the date of termination, equal to the monthly cost of the employer portion of benefit plan premiums for the Corporation’s group medical, dental, vision, and/or prescription drug plan benefits in which the employee participated prior to the termination, multiplied by 12.
•Partial vesting of time-based long-term incentive awards. RSUs and other cash and equity awards with time-based vesting restrictions held by the NEO would become immediately vested as of the participant’s termination, but only with respect to a number of awards that otherwise would have become vested on the award’s next regularly scheduled vesting date based on continued employment (the remainder of such awards would be forfeited). For the RSUs granted upon Enact’s IPO, a pro rata portion based on the number of whole months since grant date would accelerate.
•Vesting of performance-based long-term incentive awards. Performance-based equity held by the NEO would remain outstanding and would be earned, if at all, based on actual performance through the end of the performance period, prorated to the nearest half-month to reflect the portion of the performance period year that had elapsed prior to the date of termination.
•Retirement plan provisions. The CEO would become fully vested in any funded or unfunded nonqualified pension or retirement plans in which he participates, since he has been employed by the Corporation for at least five years.
To receive severance benefits, the executive would have to execute and deliver to us a general release of claims and agree to certain post-termination restrictive covenants, including a 12-month non-compete provision, 24-month restrictions on the solicitation of customers and employees, and restrictions on the use of confidential information.
The following table summarizes the payments and benefits that would have been payable to the NEOs under the Senior Executive Severance plan and other retention incentives in the event of a termination without “cause” or by the executive for “good reason” on December 31, 2022.

2023 PROXY STATEMENT	55

Executive Compensation
Involuntary Termination of Employment (Without a Change of Control)

	Mr. Gupta	Mr. Mitchell	Mr. Stolove	Mr. Derstine	Mr. Gould
Cash Severance(1)	$4,810,000	$1,000,000	$743,750	$519,250	$542,500
Pro-Rated Annual Incentive(2)	2,590,000	875,000	558,000	323,000	337,000
Payments Related to Health Benefits(3)	24,971	23,068	22,958	23,830	22,815
Deferred Cash Vesting(4)	—	186,667	150,000	83,333	83,333
RSU Vesting(5)	3,494,851	645,493	317,829	302,995	302,995
PSU Vesting(6)	4,257,422	168,663	79,387	64,505	64,505
SERP Vesting(7)	616,436	—	—	—	—
Total	15,793,680	2,898,891	1,871,924	1,316,913	1,353,148
(1)Reflects a cash severance in the amount of 2 times the sum of base salary and target annual incentive in the case of Mr. Gupta, and one times base salary plus one times target annual incentive in the case of the other NEOs.
(2)Reflects an annual incentive award based on actual performance results through the end of 2022. Annual incentive awards are determined based on actual pro rata performance.
(3)Represents a lump sum cash payment equal to the company cost of 12 months of continued health coverage.
(4)Reflects the aggregate value of Genworth Deferred Cash Awards that would immediately vest as of the executive's termination. The awards for which vesting would accelerate are those awards that would have become vested on the award's next regularly scheduled vesting date based on continued employment.
(5)Reflects the aggregate value of RSUs (based on the closing price of Enact common stock on December 31, 2022 of $24.12) that would immediately vest as of the executive's termination. For Mr. Gupta, this value also reflects the aggregate value of Genworth RSUs (based on the closing price of Genworth common stock on December 31, 2022 of $5.29) that would immediately vest as of the executive's termination.
(6)Reflects the aggregate value of 2020-2022, and 2021-2023 Genworth PSUs (based on the closing price of Genworth common stock on December 31, 2022 of $5.29) that would remain outstanding following the executive’s termination, and could be earned, if at all, at the end of the performance period based on actual results, prorated to the nearest half-month to reflect the portion of the performance period year that had elapsed prior to the date of termination. Reflects a payout of 2020-2022 Genworth PSUs based on actual performance through the end of the performance period and a pro rata payout of 2021-2023 Genworth PSUs based on a maximum level of performance for Mr. Gupta. For all NEOs, reflects the value of 2022-2024 PSUs (based on the closing price of Enact common stock on December 31, 2022 of $24.12). Reflects a payout of 2022-2024 PSUs based on a target level of performance.
(7)Reflects the present value Mr. Gupta’s accumulated benefits under the SERP, as noted in the 2022 Pension Benefits Table, which would become fully vested.
Involuntary Termination Following a Change of Control
In 2022 the Compensation Committee approved the Change of Control Severance Plan in order to provide market competitive benefits and the appropriate level of protection if a Change of Control event were to arise. The Change of Control Severance Plan provides severance benefits to a select group of key executives, including all of our named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” following a change of control of the company.
Pursuant to the 2022 Change of Control Plan, a covered named executive officer would receive payments and benefits in the event of a termination of employment without “cause” or by the executive with “good reason” within two years following a change of control of the company (each a “Qualified Termination” as defined in the Change of Control Plan). In the event of a Qualified Termination during 2022, such named executive officer would be eligible to receive the following severance benefits under the 2022 Change of Control Plan:
•Severance payment. Mr. Gupta would receive a lump sum cash severance payment in an amount equal to two and one-half times the sum of his base salary and target annual incentive in the case of Mr. Gupta, and two times the sum of his base salary and target annual incentive in the case of the other named executive officers, payable within 60 days following termination.
•Pro rata annual incentive award. The named executive officer would receive a lump sum cash payment based on the annual incentive award that would have been payable with respect to the fiscal year in which the Qualified Termination occurs (determined based on actual pro rata performance, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target”), prorated to the nearest half-month to reflect the portion of the fiscal year that had elapsed prior to the Qualified Termination, and payable within 60 days following termination.

56	ENACT

Executive Compensation
•Vesting of time-based long-term incentive awards. Genworth RSUs, held by Mr. Gupta only, and IPO RSUs held by the named executive officers would become immediately vested as of a Qualified Termination and would remain exercisable until the award’s regular expiration date. RSUs and other cash and stock awards with time-based vesting restrictions held by the named executive officer would become immediately vested as of a Qualified Termination.
•Vesting of performance-based long-term incentive awards. Genworth performance-based equity and cash awards held by Mr. Gupta would become vested and be deemed earned based on actual pro rata performance as of the date of a Qualified Termination, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target,” prorated to the nearest half-month to reflect the portion of the performance period that had elapsed prior to the Qualified Termination, and payable within 60 days following termination. Performance-based equity and cash awards held by the named executive officer would become vested and be deemed earned based on actual pro rata performance as of the date of a Qualified Termination, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target,” prorated to the nearest half-month to reflect the portion of the performance period that had elapsed prior to the Qualified Termination, and payable within 60 days following termination.
•Payment related to health and life insurance benefits. The named executive officer would receive a lump sum cash payment, payable within 60 days of the date of termination, equal to the monthly cost of the employer portion of benefit premiums of the Corporation’s group medical, dental, vision, and/or prescription drug plan benefits in which Mr. Gupta participates prior to the Qualified Termination, multiplied by 18, and would continue to receive life insurance coverage for 18 months.
•Retirement plan provisions. The named executive officer would become fully vested in any funded or unfunded nonqualified pension, retirement or deferred compensation plans in which he participates.
The 2022 Change of Control Plan provides that in the event the participant would be subject to a 20% excise tax under Section 4999 of the Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits would be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes. If an executive becomes eligible to receive benefits under the 2022 Change of Control Plan, he or she will not be eligible to receive benefits under the 2022 Severance Plan.
The following table summarizes the payments and benefits that would have been payable to the named executive officers under the 2022 Change of Control Plan in the event of a Qualified Termination as of December 31, 2022, excluding any amount that may be subject to a 20% excise tax:
Involuntary Termination of Employment Following a Change of Control

	Mr. Gupta	Mr. Mitchell	Mr. Stolove	Mr. Derstine	Mr. Gould
Cash Severance(1)	$6,012,500	$2,000,000	$1,487,500	$1,038,500
Pro-Rated Annual Incentive(2)	2,590,000	875,000	558,000	323,000	337,000
Payments Related to Health Benefits(3)	37,457	34,062	34,437	35,745	34,223
Deferred Cash Vesting(4)	—	320,001	258,334	126,667	126,667
RSU Vesting(5)	8,309,693	1,650,363	810,384	765,738	765,738
PSU Vesting(6)	4,257,422	168,663	79,387	64,505	64,505
SERP Vesting(7)	616,436	—	—	—	—
Continued Life Insurance(8)	11,630	8,499	10,192	8,204	7,489
Total	21,835,137	5,057,128	3,238,234	2,362,359	2,420,622
(1)Reflects a lump sum cash severance payment, payable within 60 days of the date of termination in an amount equal to two and one half times the sum of base salary and target annual incentive in the case of Mr. Gupta, and two times base salary plus two times target annual incentive in the case of the other named executive officers.
(2)Reflects lump sum cash payment of the current-year annual incentive award based on actual performance results through the end of 2022. Annual incentive awards under the 2022 Change of Control Plan are determined based on actual pro rata performance, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target.” These amounts are reported as 2022 compensation in the Summary Compensation Table.
(3)Represents a lump sum cash payment equal to the Corporation’s company cost of 18 months of continued health coverage.
(4)Reflects the aggregate value of Genworth Deferred Cash Awards that would immediately vest as of the executive's termination.
(5)Reflects the aggregate value of Genworth RSUs (based on the closing price of Genworth common stock on December 31, 2022 of $5.29) and RSUs (based on the closing price of Enact common stock on December 31, 2022 of $24.12) that would immediately vest as of the executive's termination.

2023 PROXY STATEMENT	57

Executive Compensation
(6)Reflects the aggregate value of 2020-2022, and 2021-2023 Genworth PSUs (based on the closing price of Genworth common stock on December 31, 2022 of $5.29) that would remain outstanding following the executive’s termination, and could be earned, if at all, at the end of the performance period based on actual results, prorated to the nearest half-month to reflect the portion of the performance period year that had elapsed prior to the date of termination. Reflects a payout of 2020-2022 Genworth PSUs based on actual performance through the end of the performance period, a payout of 2021-2023 Genworth PSUs based on a maximum level of performance for Mr. Gupta, only, and for all named executive officers a payout of 2022-2024 PSUs based on a target level of performance and prorated to the nearest half-month to reflect the portion of the performance period that had elapsed prior to the date of termination.
(7)Reflects the present value of Mr. Gupta’s accumulated benefits under the SERP, as noted in the 2022 Pension Benefits Table, which would become fully vested. All other named executive officers are not eligible to participate in the SERP.
(8)Reflects the estimated value of premium payments for 18 months of continued coverage under Genworth’s Leadership Life for all named executive officers and Executive Life Programs for Mr. Gupta only.
Death or Disability
In the event of death or total disability, NEOs (or their designated beneficiary) would generally be eligible to receive the following:
•Long-Term Incentive Awards. In the event of death or termination due to total disability: (i) all unvested Genworth stock options and Genworth SARs would become vested and exercisable; (ii) all unvested RSUs and Genworth Deferred Cash awards would become vested; and (iii) any unvested PSUs would become vested on a pro rata basis as of the date of termination based on the number of full months elapsed from the inception of the performance period until the date of termination. Furthermore, all such performance-based awards would pay out at the end of the regular performance period based on actual performance. The NEOs did not have any unvested Genworth stock options or Genworth SARs as of December 31, 2022.
•Annual Incentive. NEOs (or their designated beneficiary) would receive a pro-rated portion of any annual incentive award, based on actual performance results.
•Retirement Programs. Executive officers (or their designated beneficiary) would become vested in the Genworth SERP benefits shown in the 2022 Pension Benefits Table. All NEOs are fully vested in the Restoration Plan balance reported in the 2022 Non-Qualified Deferred Compensation Table as of December 31, 2022.
•Life Insurance Programs. In the event of death, the beneficiary of the named executive officer would receive payments pursuant to the Leadership Life and Executive Life Programs in the form of death benefits. In the event of disability, the named executive officer would receive one year of continued Leadership Life Program premiums.
The following table summarizes the payments and benefits payable to the NEOs (or their designated beneficiary) in the event of death or total disability as of December 31, 2022.

	Mr. Gupta		Mr. Mitchell		Mr. Stolove		Mr. Derstine		Mr. Gould
	Death	Disability	Death	Disability	Death	Disability	Death	Disability	Death	Disability
Deferred Cash Vesting(1)	$—	$—	$320,001	$320,001	$258,334	$258,334	$126,667	$126,667	$126,667	$126,667
RSU Vesting(2)	8,309,693	8,309,693	1,650,363	1,650,363	810,384	810,384	765,738	765,738	765,738	765,738
PSU Vesting(3)	4,257,422	4,257,422	168,663	168,663	79,387	79,387	64,505	64,505	64,505	64,505
Pro-Rated Annual Incentive Award(4)	2,590,000	2,590,000	875,000	875,000	558,000	558,000	323,000	323,000	337,000	337,000
SERP Vesting(5)	616,436	616,436	—	—	—	—	—	—	—	—
Leadership Life Program(6)	2,000,000	3,630	940,500	5,666	870,800	6,794	847,800	5,470	854,280	4,993
Executive Life Program(7)	1,734,605	—	—	—	—	—	—	—	—	—
Total	19,508,156	15,777,181	3,954,527	3,019,693	2,576,905	1,712,899	1,784,829	1,285,380	2,148,190	1,298,903
(1)Reflects the aggregate value of Genworth Deferred Cash awards that would immediately vest as of the executive's death or total disability.
(2)Reflects the aggregate value of RSUs (based on the closing price of Enact common stock on December 31, 2022 of $24.12) that would immediately vest as of the executive's death or total disability. For Mr. Gupta, this value also reflects the aggregate value of Genworth RSUs (based on the closing price of Genworth common stock on December 31, 2022 of $5.29) that would immediately vest as of the executive's death or total disability.
(3)Reflects the aggregate value of 2020-2022, and 2021-2023 Genworth PSUs (based on the closing price of Genworth common stock on December 31, 2022 of $5.29) that would remain outstanding following the executive’s death or total disability, and could be earned, if at all, at the end of the performance period based on actual results, prorated to the nearest half-month to reflect the portion of the performance period year that had elapsed prior to the date of death or total disability. Reflects a payout of 2020-2022 Genworth PSUs based on actual performance through the end of the performance period, a pro rata payout of 2021-2023 Genworth PSUs based on a maximum level of performance for Mr. Gupta and a pro rata payout of 2022-2024 PSUs based on a target level of performance for all named executive officers.

58	ENACT

Executive Compensation
(4)Reflects an annual incentive award based on actual performance results through the end of 2022. Annual incentive awards upon death or disability are determined based on actual pro rata performance.
(5)Reflects the present value of each participating NEO’s accumulated benefits under the SERP, as noted in the 2022 Pension Benefits Table, which would become fully vested.
(6)Represents death benefits payable to the NEO’s beneficiary in the event of death, or the value of one year of continued premium payments in the event of total disability.
(7)Pursuant to the terms of Genworth’s Executive Life Program, the amount disclosed represents the value of the $1 million payment plus a gross-up on federal and state income taxes related to such payment, that the Corporation would pay to Mr. Gupta’s beneficiary. Mr. Gupta is the only executive eligible for this program.
Retirement
Each of our executive benefit and compensation programs has varying retirement definitions. Upon a voluntary termination, a retirement-eligible executive would be eligible to receive the following:
•Retirement Programs. The current definition of retirement for purposes of the SERP is attainment of age 60 with five years of service. As described above, participants in the SERP may partially vest sooner after they reach age 55 and have earned five years of “future service” (i.e., service occurring after December 31, 2015) based on a scale ranging from 50% at age 55 and increasing by 10% each year until the participant reaches full vesting at age 60. The SERP was closed to new participants effective January 1, 2010. The Restoration Plan (Restoration 401(k) Savings Feature and Restoration Retirement Account Feature) currently vests upon the earlier of (a) age 60 or (b) completion of three years of Post-2015 vesting service. For vested participants who have terminated employment and attained age 60, Restoration benefits will be paid from the Plan in 10 annual installments if the account balance is $50,000 or more at retirement or paid in a lump sum if the account balance is less than $50,000 at retirement.
As described above, the Restoration Plan may also become vested after attaining three years of “future service” (i.e., service occurring after December 31, 2015) with respect to the Restoration 401(k) Savings Feature and Restoration Retirement Account Feature. Benefits will be paid from the Restoration Plan in 10 annual installments if the account balance is $50,000 or more at retirement or paid in a lump sum if the account balance is less than $50,000 at retirement.
•Life Insurance Programs. The definition of retirement under the Leadership Life Program is age 60 with 10 years of service. If this eligibility is met, we will continue to pay Leadership Life Program premiums until the later of age 65 or until a total of 10 annual premium payments have been made. For participants under the Executive Life Program prior to January 1, 2007, we will continue to pay the premium if the executive retires at age 60 with 10 years of service. For participants who joined the Executive Life Program after January 1, 2007, coverage will cease at termination.
•Long-Term Incentive Awards. All unvested Genworth stock options, Genworth SARs, Genworth RSUs and Genworth Deferred Cash awards would immediately vest and become exercisable if the participant is at least age 60 with five years of service at retirement. RSUs would immediately vest and PSUs would become vested on a pro rata basis as of the date of termination based on the number of full months elapsed from the inception of the performance period until the date of termination, based on actual performance for the entire performance period.
None of the NEOs are currently retirement eligible.
CEO Pay Ratio
The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
As of December 31, 2022, our total number of employees was 497. To determine our median employee, we chose the sum of base salary and target annual incentive as our consistently applied compensation measure. For hourly employees, we used their anticipated hours worked to determine annual base pay. Using this methodology, and after ranking all included employees by this measurement, we identified the median employee for 2022, and calculated their total annual compensation in the same manner as we calculate the compensation of our NEOs for purposes of the Summary Compensation Table “Total.”
This median employee’s total annual compensation for 2022 was $169,888. The annual total compensation of our CEO for 2022, as shown in the Summary Compensation Table, was $7,853,225. Accordingly, the ratio of CEO pay to median employee pay was 46:1.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

2023 PROXY STATEMENT	59

Executive Compensation
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our Principal Executive Officer (“PEO”) and to our other NEOs and certain financial performance measures of the Corporation. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning the Corporation’s pay-for-performance philosophy and how the Corporation aligns executive compensation with the Corporation’s performance, refer to the Compensation Discussion and Analysis.

Year	Summary Compensation Table (“SCT”) Total Compensation for PEO (1)	Compensation Actually Paid to PEO(2)	Average SCT Total Compensation for Other Non-PEO NEOs(3)	Average Compensation Actually Paid to Other Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($) (thousands) (5)	Book Value per Share(6)
					Cumulative Total Stockholder Return (“TSR”) (4)	Peer Group Cumulative TSR (4)
2022	$7,853,225	$9,520,813	$1,658,390	$1,838,710	$132.49	$90.52	$704,157	$28.96
2021	$11,006,561	$14,078,504	$1,875,884	$1,988,829	$106.61	$98.97	$546,685	$24.70
(1) Our PEO in 2022 and 2021 was Mr. Rohit Gupta.
(2) The dollar amounts reported in this column represent the amount of “compensation actually paid” as calculated in accordance with Item 402(v) of SEC Regulation S-K. The following adjustments were made to the PEO’s total compensation as reported in the SCT for each applicable fiscal year and the average of the total compensation for our non-PEO NEOs as reported in the SCT for each applicable fiscal year to determine the compensation actually paid to the PEO and average compensation actually paid to our non-PEO NEOs, respectively:

Adjustments(b)	PEO (a)		Average for Non-PEO NEOs
	2022	2021	2022	2021
SCT total	$7,853,225	$11,006,561	$1,658,390	$1,875,884
Less, Amounts Reported in the “Stock Awards” Column in the SCT	-$4,105,680	-$5,293,494	-$487,577	-$500,009
Plus, the Year End Fair Value of Awards Granted during the Year that Remain Unvested as of Year End	$4,761,867	$7,510,824	$565,590	$612,953
Plus, the Change in Fair Value from Prior Year End to Year End for Awards Granted in Prior Years that were Outstanding and Unvested as of Applicable Year End	$1,082,317	862,125	$102,307	—
Plus, the Change in Fair Value from Prior Year End to Vesting Date for Awards Granted in Prior Years that Vested During the Year	-$88,916	-$7,513	—	—
Total Equity Award Adjustments	$1,649,588	$3,071,943	$180,320	$112,945
Compensation Actually Paid	$9,520,813	$14,078,504	$1,838,710	$1,988,829
(a) Amounts include adjustments related to RSU and PSU awards granted and approved by Genworth.
(b) For purposes of the foregoing, the fair values of equity awards at all applicable dates were calculated in accordance with ASC 718 using the same methodology as used to account for share-based payments in the Corporation’s financial statements. The assumptions used in calculating the fair value of awards at the applicable dates did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the SCT for the year of grant, except that performance-based award values were calculated based on the probable outcome of applicable performance conditions on the relevant valuation date.
(3) The non-PEO NEOs included for both 2022 and 2021 are: Hardin Dean Mitchell, Evan Stolove, Michael Derstine and Brian Gould.
(4) Cumulative TSR is calculated assuming $100 was invested on September 16, 2021, the date our common stock commenced trading on Nasdaq, through the end of the applicable fiscal year. The market cap weighted peer group is the composite peer group consisting of Essent Group Ltd., MGIC Investment Corporation, NMI Holdings, Inc., and Radian Group Inc., used for the stock performance graph reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(5) The dollar amounts reported for net income are as reflected in Enact’s audited consolidated financial statements for the applicable year.

60	ENACT

Executive Compensation
(6) Book Value per Share is a metric used in our equity incentive program and subject to the following adjustments: Excludes the impact, if any, on reported financial results of any of the following events or items that occur during the performance period: a) accumulated other comprehensive income (loss), b) any dividends declared on Shares, c) repurchases of Shares, d) repurchases of convertible debt, e) certain litigation settlements and judgements, f) changes in foreign exchange rates, g) changes in accounting principles or other laws or provisions. We review changes in Book Value per Share as a means of evaluating performance during the performance year.
Description of the Relationship between Compensation Actually Paid to our NEOs and Corporate Performance Measures
The charts below describe the relationship between compensation actually paid to our PEO and other non-PEO NEOs (as calculated above) and certain financial and stock performance measures for the indicated years. Refer to the Pay Versus Performance table above for more details on each measure. In addition, the first chart compares the Corporation’s cumulative TSR and our peer group’s cumulative TSR for the indicated years.

Pay versus Book Value Per Share
Book Value Per Share
$30.00
$28.00
$26.00
$24.00
$22.00
Compensation Actually Paid (Millions)
$15
$10
$5
$0
2021
2022
PEO CAP
Average Non-PEO NEO CAP
Book Value Per Share

2023 PROXY STATEMENT	61

Executive Compensation
Our Most Important Financial Performance Measures
For 2022, the following are the most important financial performance measures, as determined by the Corporation, that link compensation actually paid to our NEOs to the Corporation’s performance. For further information concerning the Corporation’s pay-for-performance philosophy and how the Corporation aligns executive compensation with the Corporation’s performance, refer to the Compensation Discussion and Analysis section.
•Book Value per Share
•Adjusted Operating Income
•Adjusted Return on Equity

62	ENACT

Audit Matters

3	Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements and to attest to the effectiveness of our internal control over financial reporting. The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2023. KPMG has served as our independent auditor in connection with and since our initial public offering in 2021. KPMG has also provided statutory audit services to our subsidiaries since 1989. KPMG is a registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.
The Audit Committee recognizes the importance of maintaining the independence of the Corporation’s independent auditor, both in fact and appearance. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. The Audit Committee has not adopted restrictions incremental to regulatory requirements, and Corporation management will notify KPMG prior to engaging in conversations, for the potential hiring of a KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional, persons having responsibility for providing audit assurance on any aspect of their certification of the Corporation’s financial statements, and persons with a potential conflict of interest or independence considerations with KPMG. KPMG undertakes a process to review the hiring of any individual by the Corporation who was previously employed by KPMG. The lead KPMG partner assigned to our audit will be rotated at least every five years. The Audit Committee and its chairperson are directly involved in the selection of the new lead partner.
Annually, the Audit Committee evaluates the qualifications, performance, and independence of the Corporation’s independent auditor and determines whether to re-engage the current independent auditor for the following year. In doing so, the Audit Committee considers, among other things: (i) external data relating to audit quality and performance, including recent PCAOB reports on KPMG and its peer firms; (ii) KPMG’s tenure as our independent auditor and its familiarity with our operations and businesses, accounting policies and practices, and internal control over financial reporting; (iii) the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and technical expertise; and (iv) KPMG’s independence.
Based on this evaluation, the members of the Audit Committee and our Board of Directors believe that the continued retention of KPMG is in the best interests of the Corporation and our stockholders.
KPMG representatives are expected to attend the 2023 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.
We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation or Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm, subject to consent of Genworth under the Master Agreement. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year, subject to consent by Genworth under the Master Agreement, if it determines that such a change would be in the best interests of the Corporation and our stockholders.

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year 2023.

2023 PROXY STATEMENT	63

Audit Matters
Approval of Audit and Non-Audit Services
We understand the need for KPMG to maintain objectivity and independence in its audit of our consolidated financial statements. As required by the Audit Committee’s charter and applicable SEC and PCAOB rules and regulations, the Audit Committee pre-approves all audit, audit-related, tax, and other permitted non-audit services performed by KPMG, including the amount of fees payable for such services, to ensure that the provision of such services does not impair KPMG’s independence. The Audit Committee may not delegate this responsibility to management. Certain audit and audit-related services and fees are pre-approved by the Audit Committee on an annual basis in connection with the engagement of KPMG as the Corporation’s independent registered public accounting firm for the fiscal year. Any other audit, audit-related and permitted non-audit services, and all tax services must be specifically pre-approved by the Audit Committee.
Auditor Fees
The aggregate KPMG fees for professional services rendered in or provided for 2022 and 2021 were:

	2022	2021
Type of Fees	(in thousands)	(in thousands)
Audit Fees(1)	$1,468	$1,163
Audit-Related Fees(2)	304	282
Tax Fees(3)	—	—
All Other Fees(4)	59	55
Total	$1,831	$1,500
(1)Fees for services to perform an audit or review in accordance with either the standards of the PCAOB or similar bodies in other countries, or generally accepted auditing standards and services that generally only Enact’s independent registered public accounting firm can reasonably provide, such as the audit of Enact’s consolidated financial statements included in public offerings or filings, the review of the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
(2)Fees for assurance and related services that are traditionally performed by Enact’s independent registered public accounting firm, such as audit and related services for employee benefit plan audits, internal control reviews, document production requests, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.
(3)Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds, tax payment planning services and assistance with tax audits and filing appeals. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities.
(4)Fees not considered audit or audit-related, such as actuarial services.
Report of the Audit Committee
We have reviewed and discussed the Corporation’s audited financial statements with management, who has primary responsibility for the financial statements. KPMG LLP (“KPMG”), the Corporation’s independent registered public accounting firm for 2022, is responsible for expressing an opinion on the conformity of the Corporation’s audited financial statements with U.S. generally accepted accounting principles. The Committee has discussed with KPMG the matters required to be discussed under the applicable requirements of the PCAOB and the SEC. The Committee has received the written disclosures and letters from KPMG in accordance with PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed with KPMG that firm’s independence. The Committee also concluded that KPMG’s provision of audit and non-audit services, as described in the previous section, to the Corporation and its affiliates is compatible with KPMG’s independence.
Based on the review and discussions referred to above, the Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC. This report is provided by the following independent directors, who constitute the Committee:
Anne Waleski, Chairperson
Sheila Hooda
Robert P. Restrepo, Jr.

64	ENACT

Information About Our Stock
Ownership of Enact Common Stock
The following table sets forth information as of March 14, 2023, except as indicated in the footnotes to the table, regarding the beneficial ownership of our common stock by:
•all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);
•the NEOs included in the 2022 Summary Compensation Table above;
•each of our current directors and director nominees; and
•all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, each of the directors, and executive officers possesses sole voting and investment power with respect to all shares set forth opposite his or her name. As of March 14, 2023, there were 162,120,101 shares of common stock outstanding and no shares of any other class of voting securities outstanding.
The address of each director and executive officer listed below is c/o Enact Holdings, Inc., 8325 Six Forks Rd. Raleigh, NC 27613.

	Beneficial Ownership		Other Non- Management director Stock- Based Holdings(1)
Name of Beneficial Owner	Number of Shares	Percentage
Genworth Holdings, Inc.(2)	132,259,261	81.6%
Bayview Asset Management, LLC(3)	13,910,086	8.6%
Rohit Gupta	65,152	*
Hardin Dean Mitchell	24,739	*
Evan S. Stolove	2,156	*
Michael Derstine	6,693	*
Brian Gould	7,753	*
Thomas J. McInerney	—	*
Jerome T. Upton(4)	5,000	*
Dominic J. Addesso	10,000	*	21,365
Michael A. Bless	5,000	*	8,176
John D. Fisk	6,000	*	11,874
Sheila Hooda	—	*	11,874
Robert P. Restrepo Jr.	25,000	*	11,874
Debra Still	5,000	*	11,874
Westley V. Thompson	5,000	*	11,874
Anne G. Waleski	5,000	*	11,874
All directors and executive officers as a group (15 persons)(5)	172,493	*
(1)Represents DSUs held by the non-management directors that settle in shares of common stock beginning one year after the director leaves the Board in a single payment or in payments over 10 years, at the election of the director, or earlier upon the death of the director. See Compensation of Directors section for more information regarding DSUs.
(2)Information obtained solely by reference to the Schedule 13G filed with the SEC on February 1, 2022, by Genworth Holdings, Inc. (“Genworth”). Genworth reported that it beneficially owns 132,877,440 shares, has sole power to vote or direct the vote of 132,877,440 shares and that it has sole power to dispose or to direct the disposition of 132,877,440 shares. The address for Genworth is 6620 West Broad Street, Richmond, VA 23230.

2023 PROXY STATEMENT	65

Information About Our Stock
(3)Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 13, 2023, by Bayview Asset Management, LLC (“Bayview”) and Bayview MSR Opportunity Master Fund, L.P. (Bayview MSR”). The reported securities are held in the account of Bayview MSR, Ivalo Fund, L.P., Bayview Opportunity Master Fund VI, L.P. and Bayview Opportunity Master Fund VIa, L.P. (the "Investment Vehicles"). Bayview may be deemed to beneficially own the securities held by the Investment Vehicles by virtue of Bayview’s position as investment manager of each of the Investment Vehicles. Bayview reported that it beneficially owns 13,910,086 shares, has shared power to dispose or direct the disposition of 13,910,086 shares. Bayview MSR reported that it beneficially owns 11,564,843 shares, has shared power to vote or direct the vote of 11,564,843 shares, and has shared power to dispose or to direct the disposition of 11,564,843 shares. The address for Bayview is 4425 Ponce de Leon Blvd., 5th floor, Coral Gables, FL 33146 and the address for Bayview MSR is c/o Bayview Asset Management, LLC, 4425 Ponce de Leon Blvd., 5th floor, Coral Gables, FL 33146.
(4)Mr. Upton was appointed to the Board on March 1, 2023.
(5)Represents ownership by all current directors and executive officers.
Equity Compensation Plan Information
The following table gives information as of December 31, 2022 about common stock that may be issued under the 2021 Plan. We do not have any equity compensation plans that have not been approved by our stockholders.:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(2)
Equity Compensation Plans Approved by Stockholders	1,275,584	__	3,329,083
(1)Includes shares issuable pursuant to the settlement of RSUs, PSUs, and DSUs.
(2)Reflects shares reserved and available for future issuance under the 2021 Plan.

66	ENACT

Questions and Answers about the 2023 Annual Meeting and Proxy Voting
What matters are to be voted on at the 2023 Annual Meeting?
Enact intends to present the following proposals for stockholder consideration and voting at the 2023 Annual Meeting:
1.to elect the eleven nominees named in this Proxy Statement as directors to serve until the next annual meeting;
2.to approve, on an advisory basis, the compensation of our NEOs;
3.to ratify the selection of KPMG as our independent registered public accounting firm for 2023; and
4.to transact such other business as may properly come before the 2023 Annual Meeting or any adjournment or postponement thereof.
What is the recommendation of the Board of Directors with respect to each proposal?
The Board of Directors recommends votes:
•FOR all eleven nominees named in this Proxy Statement standing for election as directors;
•FOR the approval, on an advisory basis, of the compensation of our NEOs; and
•FOR the ratification of the selection of KPMG as our independent registered public accounting firm for 2023.
Will any other matters be presented for a vote at the 2023 Annual Meeting?
At this time, we are not aware of any other matters that will be presented for a vote at the 2023 Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in how to vote on that matter.
Who is entitled to vote at the 2023 Annual Meeting?
All holders of our Common Stock, par value $0.01 (our “common stock”), issued and outstanding at the close of business on March 14, 2023 (the “record date”) are entitled to vote at the 2023 Annual Meeting. As of the record date, there were 162,120,101 shares of our common stock issued and outstanding. Each share outstanding on the record date will be entitled to one vote.
How will the Virtual 2023 Annual Meeting be conducted?
The meeting will be conducted virtually and will include management remarks and a question and answer session. All stockholders of record on March 14, 2023 are invited to participate in the meeting. We intend to structure our virtual meeting to provide stockholders similar opportunities to participate as if the meeting were held in person, including the ability to vote shares electronically during the meeting and submit written questions, in advance or during the annual meeting, in accordance with the rules of conduct for the meeting.
The agenda and additional information regarding the rules and procedures for participating in the virtual Annual Meeting will be provided during the meeting on the meeting website.
Only stockholders that enter a valid control number, which was included with your proxy materials, and name will be allowed to vote and submit up to three (3) written questions. Questions relevant to meeting matters will be answered during the meeting, to emulate an in-person question and answer session. A recording of the entire meeting will be posted on the investor page of our website.
What will I need to attend the 2023 Annual Meeting?
If you are a Enact stockholder, you may attend the 2023 Annual Meeting, vote, and submit a question during the 2023 Annual Meeting by visiting www.virtualshareholdermeeting.com/ACT2023 and using your 16-digit control number, which was included with your proxy materials, and name to enter the meeting.
If you are a beneficial stockholder who owns common stock in street name, meaning through a bank, broker or other nominee, and your voting instruction form or notice of internet availability indicates that you may vote those shares through the http://www.proxyvote.com website, then you may attend the 2023 Annual Meeting using the 16-digit control number indicated on that voting instruction form or notice of internet availability. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee and obtain a “legal proxy” in order to be able to attend the 2023 Annual Meeting.

2023 PROXY STATEMENT	67

Questions and Answers about the 2023 Annual Meeting
How do I vote my shares?
Record Holders. Stockholders of record may vote their shares at the 2023 Annual Meeting, or may submit a proxy to cause their shares to be represented and voted at the 2023 Annual Meeting. Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or by Internet. Granting a proxy by telephone or by Internet will be available through 11:59 p.m. Eastern time on May 11, 2023. Voting instructions appear on your proxy card. If you grant a proxy by telephone or by Internet, please have your proxy card available.
Beneficial Holders. If you are the beneficial owner, but not the record owner, of our common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Your ability to vote over the Internet or by telephone depends on the voting procedures of your bank, broker or other nominee.
Retirement Plan Holders. If you hold shares of our common stock through the Retirement and Savings Plan, you will receive instructions about how to direct the trustee of your plan to vote your shares. Please review these voting instructions to determine your ability to vote over the Internet or by telephone.
Proxies or voting instruction forms submitted by mail, telephone, or Internet will be voted in the manner indicated by the individuals named on the proxy or the voting instruction form.
What if I sign and return my proxy or voting instructions but do not specify how to vote my shares?
Record Holders. If you submit a proxy but do not specify how your shares are to be voted, the proxies will vote your shares:
•FOR the election of the eleven nominees named in this Proxy Statement as directors;
•FOR the approval, on an advisory basis, of the compensation of our NEOs; and
•FOR the ratification of the selection of KPMG as our independent registered public accounting firm for 2023.
Beneficial Holders. If you submit a voting instruction form to your bank, broker or other nominee but do not specify how to vote your shares, your shares may be voted in the bank, broker or other nominee’s discretion with respect to the ratification of KPMG but such shares will not be voted with respect to the election of directors or the proposal to approve, on an advisory basis, the compensation of our NEOs or the proposal to approve, on an advisory basis, the frequency of future advisory votes to approve the compensation of our NEOs.
Retirement Plan Holders. If you hold your shares through the Retirement and Savings Plan and submit your voting instruction form but do not specify how to vote your shares, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions.
May I change or revoke my proxy after it is submitted?
Yes, you may change or revoke your proxy before the 2023 Annual Meeting by:
•subsequently granting a proxy by telephone or by Internet;
•returning a later-dated proxy card;
•sending your notice of revocation to our Corporate Secretary; or
•attending the 2023 Annual Meeting and voting electronically.
If you submit your changed proxy or revocation by telephone or by Internet, it must be received by 11:59 p.m. Eastern time on May 11, 2023. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting. Attendance at the meeting alone will not revoke a previously submitted proxy. A beneficial stockholder who owns common stock in street name, meaning through a bank, broker or other nominee, should contact that entity to revoke a previously given proxy.
What is a quorum?
In order for business to be conducted at the 2023 Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present or are represented by proxies.
What vote is required for the items of business at the 2023 Annual Meeting?
Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the 2023 Annual Meeting.
Election of directors. Under our Bylaws, each of the nominees for director receiving a plurality of votes cast by holders of our common stock at the meeting or by proxy shall be elected to our Board of Directors.
The Board of Directors has proposed eleven nominees for election. No other nominees for election to the Board of Directors have been submitted for election in accordance with the Bylaws.

68	ENACT

Questions and Answers about the 2023 Annual Meeting
Advisory vote to approve named executive officer compensation. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting or by proxy and entitled to vote on the matter is required for the non-binding, advisory vote to approve the compensation of our NEOs. The vote is advisory, and therefore not binding on the Corporation, the Compensation Committee, or our Board of Directors. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.
Ratification of the selection of KPMG as our independent registered public accounting firm for 2023. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting or by proxy and entitled to vote on the matter is required for the ratification of the selection of KPMG as our independent registered public accounting firm for 2023.
How are abstentions and broker non-votes counted?
Directors will be elected by a plurality of votes cast, as provided under our Bylaws. Abstentions will not be counted in determining whether a director has received a plurality of the votes cast for his or her election. Abstentions will have the same effect as votes “against” the advisory vote to approve NEO compensation, and the proposal to ratify the selection of KPMG as our independent registered public accounting firm for 2023.
If a bank, broker, or other nominee returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Brokers do not have the discretionary authority to vote on the election of directors. Broker non-votes do not count as votes and, therefore, will not be counted in determining whether a director has received a plurality of the votes cast for his or her election.
Brokers also do not have the discretionary authority to cast an advisory vote on NEO compensation n. As a result, brokers will not be treated as entitled to vote on these matters and, therefore, will not have any effect on the outcome of the proposal.
The ratification of the selection of KPMG as our independent registered public accounting firm for 2023 is generally a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter. As such, we do not expect there to be broker non-votes with respect to this matter. Whether a proposal is considered routine or non-routine is subject to listing exchange rules. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority.
Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present.
Who counts the votes?
The Board will retain an independent tabulator to receive and tabulate the proxies and appoint an independent inspector of election to certify the results.
Who will pay the costs for soliciting proxies for the 2023 Annual Meeting?
The Corporation will pay all costs for soliciting proxies for the 2023 Annual Meeting. Proxies will be solicited on behalf of the Board of Directors by mail, telephone, or other electronic means and we will pay the solicitation costs. Copies of proxy materials and of the 2022 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses.
What is the deadline for submission of stockholder proposals for the 2024 Annual Meeting?
The rules of the SEC establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Pursuant to those rules, any proposal for inclusion in Enact’s proxy materials for an annual meeting held in 2024 (the “2024 Annual Meeting”) would have to be received at our principal executive offices at 8325 Six Forks Road, Raleigh, North Carolina 27615, on or before the close of business on November 29, 2023.
In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented at our 2023 Annual Meeting. For these nominations or other business proposals to be properly brought before the meeting by a stockholder, assuming the 2023 Annual Meeting occurs on a date that is not more than 30 days before or 70 days after the anniversary of the 2023 Annual Meeting, the stockholder must deliver written notice to us no earlier than the close of business on January 13, 2024, nor later than the close of business on February 12, 2024. Such nominations and other business proposals must comply with all requirements set forth in our Bylaws. Our Bylaws provide that business proposals that comply with all rules and requirements of the SEC and are included in our proxy statement are deemed to comply with the advance notice procedures in our Bylaws.
In addition, to comply with the universal proxy rules, if a stockholder intends to solicit proxies in support of nominees submitted under the Corporation’s advance notice bylaws, then the stockholder must provide proper written notice that sets forth all information required under Rule 14a-19 of the Exchange Act to the Corporation no later than March 13, 2024 (or, if the 2024 Annual Meeting of Stockholders is called for a date that is more than 30 days before or more than 30 days after the anniversary of the prior year’s annual meeting, then notice must be provided by the later of 60 days prior to the 2024 Annual Meeting of Stockholders or the 10th day following the date on which announcement of the 2024 Annual Meeting of Stockholders was first made by the Corporation). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our bylaws as described above.

2023 PROXY STATEMENT	69

Questions and Answers about the 2023 Annual Meeting
All notices of intention to present director nominations or other business proposals at the 2024 Annual Meeting, whether or not intended to be included in our proxy materials, should be addressed to: Corporate Secretary, Enact Holdings, Inc., 8325 Six Forks Rd. Raleigh, NC 27615.
Where can I find the voting results of the 2023 Annual Meeting?
The preliminary voting results are expected to be announced at the 2023 Annual Meeting. In addition, within four business days following the 2023 Annual Meeting, we intend to file the final voting results with the SEC on Form 8-K. To view the results, go to www.enactmi.com, select “About Us”, select “Investors,” then select “Financials and Filings” and finally select “2023 Annual Meeting Results.”
May I request electronic delivery of proxy statements and annual reports in the future?
Stockholders of record may elect to receive future proxy statements and annual reports electronically by providing consent to electronic delivery online at www.proxyvote.com. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Enact or Broadridge Financial Solutions, Inc., in accordance with applicable law, that you wish to resume mail delivery of these documents. If you hold your Enact common stock through a bank, broker, or other nominee, refer to the information provided by that entity for instructions on how to receive your proxy materials electronically.
Where can I view this Proxy Statement and Enact’s 2022 Annual Report electronically?
This Proxy Statement and Enact’s 2022 Annual Report may be viewed online at www.proxyvote.com.
How can I get a copy of Enact’s Annual Report on Form 10-K?
To obtain a copy of Enact’s 2022 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2022, without charge, address your request to Investor Relations, Enact Holdings, Inc., 8325 Six Forks Rd. Raleigh, NC 27615. In addition, the 2022 Annual Report may be accessed at our website. To view, go to www.enactmi.com, select “Investors,” then select “SEC Filings” and finally select “Annual Reports.” Our Form 10-K for the fiscal year ended December 31, 2022 also may be accessed at the SEC’s website at www.sec.gov.

70	ENACT

Other Information
Voting
Your vote is important. We encourage you to participate in the 2023 Annual Meeting, either by attending and voting or by voting through other acceptable means. Whether or not you plan to attend the 2023 Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by telephone, by Internet or by completing, signing, dating, and returning the proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it by voting at the 2023 Annual Meeting, by delivering a subsequent proxy or by notifying Enact’s Corporate Secretary in writing of such revocation. Attendance at the meeting alone will not revoke a previously submitted proxy.
Each share of common stock issued and outstanding as of the record date is entitled to one vote for each director nominee and one vote for each of the other proposals properly presented at the meeting. Your vote is important, and we urge you to vote.
Meeting Admission
If you plan to attend the 2023 Annual Meeting, please follow the instructions beginning on page 2 of the accompanying Proxy Statement.
2022 Annual Report
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 accompanies this Proxy Statement.
Date of Distribution
This Proxy Statement is furnished in connection with the solicitation of proxies by Enact on behalf of the Board of Directors for the 2023 Annual Meeting. The Notice of 2023 Annual Meeting of Stockholders, the Proxy Statement and proxy card are first being made available or mailed to stockholders on or about March 29, 2023.
Internet Availability of Proxy Materials
We are making this Proxy Statement and our 2022 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”), available to our stockholders on the Internet. We mailed to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this Proxy Statement and our 2022 Annual Report. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote online, by mail or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.
Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote online, or have been mailed paper copies of our proxy materials and a proxy card (or a voting instruction form from their broker, bank or other nominee).
Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the costs associated with our 2023 Annual Meeting, and reduce the environmental impact of our 2023 Annual Meeting. However, if you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

2023 PROXY STATEMENT	71

©2023 Enact Holdings, Inc. All rights reserved.

FSC
www.fsc.org
MIX
Paper from
responsible sources
FSC®

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 11, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ACT2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 11, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V05150-P89080

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENACT HOLDINGS, INC.

The Board of Directors recommends you vote FOR ALL on proposal 1:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dominic J. Addesso
02) Michael A. Bless
03) John D. Fisk
04) Rohit Gupta
05) Sheila Hooda
06) Thomas J. McInerney
07) Robert P. Restrepo, Jr.
08) Debra W. Still
09) Westley V. Thompson
10) Jerome T. Upton
11) Anne G. Waleski

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Ratification of the appointment of KPMG LLP as the Corporation's independent registered public accounting firm for fiscal year 2023.	☐	☐	☐

NOTE: In their discretion, each of the proxies is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at
www.proxyvote.com

V05151-P89080

ENACT HOLDINGS, INC.
Annual Meeting of Stockholders
May 12, 2023 11:00 AM Eastern Time
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Rohit Gupta and Evan S. Stolove, jointly and severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes each or both of them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Enact Holdings, Inc., held of record by the undersigned on March 14, 2023 at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/ACT2023 on Friday, May 12, 2023, at 11:00 AM, Eastern Time, or any adjournment or postponement thereof. None of the matters to be acted upon, each of which has been proposed by Enact Holdings, Inc., is related to or conditioned on the approval of other matters. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

This proxy when properly executed will be voted in accordance with the specifications made herein by the undersigned stockholder. If no direction is made but the proxy is properly executed, this proxy will be voted FOR ALL on proposal 1, and FOR proposals 2 and 3.

Continued and to be signed on reverse side